UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Blount International, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2015

TO THE STOCKHOLDERS OF BLOUNT INTERNATIONAL, INC.:

The Annual Meeting of Stockholders of Blount International, Inc. (the “Corporation”) will be held at 10:00 A.M. E.D.T., on Thursday, May 21, 2015, in Concourse B of the New York Hilton Midtown, at 1335 Avenue of the Americas, New York, New York 10019, for the following purposes:

1.	To elect a Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors have been elected and qualified;

2.	To approve an advisory vote on executive compensation;

3.	To consider and act upon a proposal to ratify the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Corporation for the year ending December 31, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting of Stockholders to be held on May 21, 2015, or any adjournment or postponement thereof (the “Meeting”).

The Board of Directors has fixed the close of business on April 6, 2015, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY VOTE ONLINE AT www.investorvote.com.

By Order of the Board of Directors,

CHAD E. PAULSON
Vice President, General Counsel and Secretary

4909 SE International Way

Portland, OR 97222

April 21, 2015

The Proxy Statement and Annual Report to Stockholders are available at:

http://www.shareholdermaterial.com/blount/

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BLOUNT INTERNATIONAL, INC.

4909 SE International Way

Portland, Oregon 97222

503-653-8881

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

to be held

May 21, 2015

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Blount International, Inc., a Delaware corporation (the “Corporation”), of your proxy for use at the 2015 Annual Meeting of Stockholders of the Corporation, or at any adjournment or postponement thereof (the “Meeting”). It is anticipated that this Proxy Statement and the accompanying form of proxy will first be mailed to stockholders on or about April 21, 2015.

HOW TO VOTE

Your vote is very important to the Board no matter how many shares of common stock you own. Whether or not you plan to attend the Meeting, we urge you to vote your shares today.

Shares represented by each properly signed proxy card on the accompanying form received by the Corporation in time to permit its use at the Meeting will be voted at the Meeting. Alternatively, you may also register your vote online at www.investorvote.com. Generally, if a proxy card is submitted but no specification is made on the proxy card, the shares represented by the proxy card will be voted as recommended by the Board. However, if your shares are held in street name by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your broker how to vote with respect to Proposals 1 and 2 your broker may not vote with respect to any of such Proposals. Proposal 3 is considered a routine matter, and therefore your broker has discretion to vote your shares on Proposal 3. The presence of a stockholder at the Meeting does not revoke his or her proxy; however, at the Meeting, there will be an opportunity for a stockholder in attendance to revoke his or her proxy and vote in person if he or she so requests.

VOTING SECURITIES

Record Date and Vote Required

The Board has fixed the close of business on April 6, 2015, as the record date for determining stockholders entitled to notice of and to vote at the Meeting. Holders of shares of the Corporation’s single class of common stock as of the record date are entitled to vote at the Meeting by proxy or in person. As of such date, the Corporation’s stock ledger reflected 50,318,689 shares issued, 1,691,054 shares held in treasury and 48,627,635 shares outstanding. There are no cumulative voting or preemptive rights.

The holders of common stock are entitled to one vote per share to elect the Directors and are entitled to one vote per share with respect to any other matter properly presented at the Meeting.

With respect to Proposal 1, directors are elected by the affirmative vote of a plurality of the votes cast in the election. With respect to Proposal 2, advisory approval of the compensation of each Executive Officer named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”), an affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the Meeting and voting thereon is required, and although the vote will not be binding on the Corporation, the Compensation Committee will take the voting results into consideration when making future decisions regarding the compensation of the Corporation’s Named Executive Officers. The affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the Meeting and voting thereon is required with respect to Proposal 3, ratification of KPMG as the independent registered public accounting firm for the Corporation for the year ending December 31, 2015.

Quorum

The holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote at the Meeting, represented in person or by proxy, constitute a quorum at the Meeting. Withheld votes, abstentions and broker non-votes are taken into account in determining whether a quorum is present.

Withheld Votes, Abstentions and Broker Non-Votes

With respect to Proposal 1, the proposal to elect Directors, withheld votes and broker non-votes are not counted in determining the outcome of the election.

With respect to Proposals 2 and 3, the advisory approval of the compensation of Named Executive Officers and the ratification of the Corporation’s independent registered public accounting firm, respectively, abstentions and broker non-votes would not be included in the vote totals and, as such, will have no effect on the outcome of these Proposals.

HOW TO REVOKE YOUR PROXY

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of common stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by telephone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Corporation before the closing of the polls at the Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the Meeting and voting your shares in person. Note that simply attending the Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by telephone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

PRINCIPAL STOCKHOLDERS

To the best knowledge of the Corporation, the following table sets forth information concerning beneficial ownership of common stock of the Corporation by (i) stockholders who beneficially own 5% or more of the Corporation’s common stock,* (ii) each Director nominee, (iii) each Named Executive Officer and (iv) all Director nominees and Executive Officers of the Corporation as a group. No Director or Executive Officer has pledged as security any shares. Except as otherwise indicated, all beneficial ownership stated in the table represents sole voting and investment power.

	Name and Address of Beneficial Owners	Shares Beneficially Owned (1)	Beneficial Ownership Within 60 Days (2)	Percent of Outstanding Shares (3)
(i)	Holders of more than 5% of common stock (other than Director nominees and Executive Officers)

	Ariel Investments, LLC E. Randolph Street, Suite 2900 Chicago, IL 60601	8,077,259	—	16.61%

	P2 Capital Partners, LLC 590 Madison Avenue New York, NY 10022	7,374,203	—	15.16%

	BlackRock Institutional Trust Company 400 Howard Street San Francisco, CA 94105	4,182,227	—	8.60%

	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,478,355	—	7.15%

(ii)	Director Nominees
	Robert E. Beasley, Jr.	7,300	7,300	*	*
	Ronald Cami	17,341	17,341	*	*
	Andrew C. Clarke	10,184	9,184	*	*
	Joshua L. Collins	1,027,028	—	2.11%
	Nelda J. Connors	6,703	6,703	*	*
	E. Daniel James	30,650	30,650	*	*
	Harold E. Layman	25,534	25,473	*	*
	Daniel J. Obringer	—	—	*	*
	David W. Willmott	280,279	—	*	*

(iii)	Named Executive Officers (other than Mr. Collins and Mr. Willmott)
	Calvin E. Jenness	168,001	—	*	*
	Gerald D. Johnson	9,283	—	*	*
	Cyrille E. Michel	25,780	—	*	*

(iv)	All Director nominees and Executive Officers as a group (16 Persons)	1,733,881	96,651	3.57%

(*)

The holdings of the stockholders who beneficially own 5% or more of the Corporation’s common stock and the holdings of the Director nominees, Named Executive Officers and Executive Officers are based on filings with the United States Securities and Exchange Commission (“SEC”) as of April 10, 2015.

(**)	Less than 1.0% of total shares.

(1)

Numbers in this column include, as of April 6, 2015, Directors’ deferred stock and granted, fully-vested and exercisable (or will fully vest and be subject to settlement or exercisable within a 60-day period) equity awards, including Stock Appreciation Rights (“SARs”), options and Restricted Stock Units (“RSUs”). See footnote (2).

(2)

Under applicable rules of the SEC, beneficial ownership by principal stockholders, directors and executive officers of certain types of instruments that can be converted into shares of common stock within 60 days are required to be included in this table.

(3)	Percentages have been calculated using 48,627,635 as the number of outstanding shares, which is the number of outstanding shares reflected in the Corporation’s stock ledger as of April 6, 2015.

PROPOSAL 1 – ELECTION OF DIRECTORS

The By-laws of the Corporation presently provide that the number of Directors may be fixed from time to time by the Board. The Board currently consists of nine (9) Members.

Each Director to be elected shall hold office until the next Annual Meeting of Stockholders of the Corporation or until his or her successor is elected and qualified or until his or her resignation or removal. Should any nominee fail to accept election, it is expected that the Board will cast all proxies received by it, as appropriate, in favor of the election of such other person for the office of Director as the Board may recommend. The Board has no reason to believe that any of the nominees will fail to accept election as a Director. There were no arrangements or understandings between any Director and any other person pursuant to which such Director was or is to be selected as a Director.

DIRECTOR NOMINEES’ BIOGRAPHICAL INFORMATION

Biographical information is furnished below with respect to each nominee for election as Director at the Meeting. Each of the Director nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected.

ROBERT E. BEASLEY, JR., Age 69

Director since January 1, 2010; Lead Director since December 2011; Chairman of the Nominating & Corporate Governance Committee from July 2010 to April 2013; Member of the Nominating & Corporate Governance Committee from January 2010 to April 2013; Member of the Audit Committee since December 7, 2011; Chairman and Member of the Compensation Committee since April 2013.

Former Chairman, President and CEO of Hunter Fan Company of Memphis, Tennessee, a privately-held manufacturer of consumer and commercial ceiling fans and other consumer products, from 1991 until his retirement in 2007. Formerly, President of Hunter Fan Division from 1989 to 1991. Prior to that, Vice President of Marketing-Consumer Electronics for North American Philips Corporation of New York, New York, a publicly-held manufacturer and marketer of consumer, commercial and industrial products, from 1986 to 1989. Vice President of Marketing for Philips’ Norelco Consumer Products from 1982 to 1986.

Mr. Beasley has served on the Board of Directors of Hunter Fan Company from 2007 to present.

Mr. Beasley is an “independent” Director under applicable New York Stock Exchange (“NYSE”) and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Beasley should serve as a Director of the Corporation in light of the Corporation’s business and structure. An important part of the Corporation’s business involves products that are consumer-oriented and sold, among other channels, through “Big Box” retail centers or through full-servicing dealers. Mr. Beasley has served Hunter Fan Company for nearly 20 years, most of which in the capacity of Chief Executive Officer. He continues to serve on the Board of Directors of Hunter Fan Company, which makes consumer and commercial ceiling fans and other consumer home products, the major channel of distribution for which is “Big Box” retail outlets.

While at Hunter Fan Company, Mr. Beasley also had extensive experience with off-shore sourcing and manufacturing, including extensively from China, an important fit with the Corporation’s interest in (1) producing chain, bar and accessories at its facility in China, (2) procuring important components and finished products for several different product lines, including lawn and garden accessories, farm and agriculture, and concrete-cutting and construction components, and (3) dealing with growing Chinese competition in the chain and bar lines. Mr. Beasley’s 34-plus years as a marketer of consumer durables aligns with the Corporation’s primary products, as well as with its proposed new product development.

RONALD CAMI, Age 48

Director since October 2010; Member of the Nominating & Corporate Governance Committee since April 2013.

Mr. Cami has been a Partner and General Counsel of the investment firm TPG since June 2010. Mr. Cami was a partner at Cravath, Swaine & Moore LLP in New York City from 2001 until June 2010, where his law practice was focused on mergers and acquisitions, leveraged transactions and general corporate and board advice. During his tenure at Cravath, which began in 1994, Mr. Cami was the Corporation’s principal outside counsel from August 1999 until June 2010. Mr. Cami received his undergraduate degree from Harvard University and his law degree from Rutgers School of Law.

Mr. Cami is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Cami should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. Cami brings a strong record of public corporation representation at the highest levels, and he has gained key knowledge of the legal and compliance requirements that companies of similar size and scope as the Corporation face. He has gained a unique understanding of the Corporation and its legal structure by acting as the Corporation’s primary outside counsel while at Cravath. His knowledge of complex legal concepts, mergers and acquisitions and leveraged transactions provides an invaluable resource to the Board.

ANDREW C. CLARKE, Age 44

Director since May 2010; Chairman of the Audit Committee since February 2012; Member of the Audit Committee since May 2010; Member of the Compensation Committee since April 2013.

From 2014 to present, Co-Founder, Director and Consultant to FreightVerify, Inc., a cloud based enterprise solution that connects shippers and carriers and provides real-time tracking and delivery audits of shipments. President, Director and CEO from 2007 until February 2013, of Panther Expedited Services, Inc. of Seville, Ohio, a premium logistics provider that focuses on the automotive, life sciences, governmental and manufacturing segments and that was controlled by Fenway Partners, a private equity firm, until its sale in 2012 to Arkansas Best Corporation. Previously, Senior Vice President, Chief Financial Officer, Treasurer and Investor Relations for Forward Air Corporation, a publicly-traded diversified transportation services corporation, from 2001 to 2006, and its subsidiary, Logtech Corporation, from 2000 to 2001. Before that, Mr. Clarke worked in investment banking, including from 1998 to 2000 with Deutsche Bank Alex Brown and from 1993 to 1996 with A.G. Edwards & Sons, Inc.

Mr. Clarke has served on the Board of FreightVerify, Inc. from 2014 to present. Mr. Clarke served on the Boards of Directors of Panther Expedited Services, Inc. from 2006 to 2012, Forward Air Corporation of Greenville, Tennessee, from 2001 to 2006 and of Pacer International, Inc., of Dublin, Ohio, a publicly-traded company engaged in third-party logistics services, from 2005 to August 2009. He served as Chairman of the Audit Committee and Member of the Compensation and Nominating & Corporate Governance Committees of Pacer. He also served on the Advisory Board of Competitive Cyclist, a web-based retailer to serious road and mountain bike enthusiasts, prior to its sale to Backcountry.com in 2011.

Mr. Clarke is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Clarke should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. Clarke has served as CEO of one company, as CFO of a publicly-traded company and as a Director of three companies. He qualifies as a “financial expert” as that term is defined under applicable SEC and NYSE rules and regulations, and he has chaired the Audit Committee of a publicly-traded company. He has led two firms from a one-product focus to a diversified outlook that, together with his merger and acquisition investment banking experiences at A.G. Edwards, will assist the

Corporation in its stated goal to grow and expand its business lines. Finally, his experience with Internet sales systems, both at Logtech and at Competitive Cyclist, parallel the Corporation’s business-to-business Internet sales efforts for its product lines, especially its lawn and garden products.

JOSHUA L. COLLINS, Age 50

Director since January 2005; Chairman of the Board since May 2010; Member of the Compensation Committee from January 2005 to December 2005; Member of the Nominating & Corporate Governance Committee from January 2008 to December 18, 2009.

Elected the Corporation’s Chief Executive Officer in December 2009. As a result of becoming CEO, Mr. Collins, who continues as a Director, resigned from the Nominating & Corporate Governance Committee of the Board. Before that, Mr. Collins was elected President, Chief Operating Officer & CEO Designate as of October 19, 2009.

Previously, founder of Collins Willmott & Co. LLC, a private equity firm located in New York City, focused on providing growth capital to middle market companies in the industrial, consumer and energy sectors since January 2008; formerly, Principal of Lehman Brothers Merchant Banking from 2000 to January 2008, Managing Director of Lehman Brothers Inc. from 2006 to January 2008 and Senior Vice President of Lehman Brothers Inc. from 2003 to January 2006. Mr. Collins joined Lehman Brothers Merchant Banking in 1996. Prior to joining Lehman Brothers, Mr. Collins served as an infantry officer and Captain in the United States Marine Corps.

Mr. Collins also serves as an observer member on the Board of Directors of Enduring Resources, LLC of Denver, Colorado, a private equity-backed producer of oil and natural gas. Formerly, Mr. Collins served on the Boards of Directors for Phoenix Brands LLC of Stamford, Connecticut; Evergreen Copyright Acquisitions, LLC of Nashville, Tennessee; Cross Group, Inc. of Houma, Louisiana; Superior Highwall Holding, Inc. of Beckley, West Virginia; Eagle Energy Partners I, LP of Houston, Texas; Pacific Energy Management, LLC (NYSE:PPX) of Long Beach California; and Mediterranean Resources, LLC of Austin, Texas. Mr. Collins was on the Compensation Committee of Cross Group, Inc. and was also involved in determining executive compensation for the other companies on whose boards he served, since these companies did not have compensation committees. Mr. Collins left these boards in connection with his becoming CEO of the Corporation in order to devote more time to his new responsibilities.

Mr. Collins is not an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Collins should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. Collins was selected as CEO of the Corporation after an extensive, comprehensive search because of his knowledge of the Corporation and its business. Mr. Collins gained knowledge of the Corporation by working with the Corporation as a member of the Lehman Brothers’ team that, in 1999, consummated a merger of the Corporation and a subsidiary of Lehman Brothers Merchant Banking Partners II, L.P. and a recapitalization of the Corporation’s stock into a single class of shares (the “Merger and Recapitalization”). Mr. Collins has served as a Director of the Corporation since 2005. Mr. Collins’ extensive experience in mergers and acquisitions and financial transactions, the energy and vision he brings to the job to increase the value of the business through both organic growth and acquisitions and his experience on the boards of directors of companies in which he participated as a private equity investor, where his goal was to increase stockholder and other investor value, are invaluable. Mr. Collins’ knowledge of finance, of the valuation of businesses and of capital markets makes him a valuable addition. He has been instrumental in assisting with the Corporation’s equity and public debt security offerings, negotiating credit agreements and acquisitions or divestitures, as well as possessing a keen insight into foreign currency exchange matters, which is of vital importance to the Corporation with respect to the relationship of the United States dollar to the Canadian dollar and Brazilian real on the production side and to the European Union euro on the sales and marketing side.

In addition, as shown above, Mr. Collins has had extensive experience as a director and investor in entrepreneurial firms in a wide range of industries.

NELDA J. CONNORS, Age 49

Director since March 2012; Member of the Audit Committee since April 2013.

Chairwoman and Founder of Pine Grove Holdings, LLC, a Delaware company that provides advisory services to private equity firms and investment firms and limited investments to small and mid-sized businesses from August 2011. From August 2008 through June 2011, she was President and CEO of Tyco International, Electric & Metal Products Division (renamed Atkore International in 2010), of Illinois, a global producer of electrical steel conduit, mechanical and structural steel and fence and fire production products. Prior to joining Tyco, she was Vice President of Eaton Corporation, a diversified power management company, from 2002 until 2008 where she held a number of international management roles, which included nearly four years based in Shanghai, China. Prior to Eaton, Ms. Connors was an executive in the automotive industry for Ford Motor Company, Chrysler and Mogami Denki (a Toyota supplier). Ms. Connors holds a B.S. and M.S. in mechanical engineering from the University of Dayton.

Ms. Connors has served on the Board of Directors of Boston Scientific, of Marlborough, Massachusetts, from December 2009 to present; Vesuvius plc, of London, England, from March 2013 to present; and Echo Global Logistics, of Chicago, Illinois, from April 2013 to present; and as a Class B Director for the Federal Reserve Bank of Chicago from June 2011 to present. Ms. Connors currently serves as member of the Audit Committee for each of Echo Global Logistics and Vesuvius plc.

Ms. Connors is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Ms. Connors should serve as a Director of the Corporation in light of the Corporation’s business and structure. Ms. Connors has served as CEO of one company, and on the Board of a publicly-traded company. She has international experience, studying in Japan and being employed in Japan, Germany and China. Ms. Connors also has experience with manufacturing processes, having implemented Continuous Improvement projects utilizing both Lean Manufacturing principles and Six Sigma tools. Ms. Connor’s experience and expertise will continue to be valuable to the Corporation’s global strategy and to the manufacturing processes for both the “FLAG” (Forestry, Lawn and Garden) and “FRAG” (Farm, Ranch and Agriculture) segments.

E. DANIEL JAMES, Age 50

Director since August 1999; Member of the Executive Committee from August 1999 to that committee’s termination in March 2010; Member of the Audit Committee from 1999 to February 2003; Member of the Compensation Committee from 1999 to December 2005 and again since February 2008; Member of the Nominating & Corporate Governance Committee from July 2010 to April 2013.

Managing Partner and President of Trilantic North America, a private equity investment firm and successor to Lehman Brothers Merchant Banking, from April 2009; previously, Principal of Lehman Brothers Merchant Banking and a Managing Director of Lehman Brothers Inc., New York, New York from April 2000. Prior to that, Mr. James was Senior Vice President from 1996. Mr. James had been with Lehman Brothers Inc. since June 1988. Prior to joining the Merchant Banking Group in 1996, Mr. James served in the Mergers and Acquisitions Group from 1990 and the Financial Institutions Group from 1988.

Mr. James has served on the Board of Angelica Corporation of Alpharetta, Georgia, from June 2008 to present; Implus Corporation of Durham, North Carolina, from 2014 to present and Traeger Pellet Grills, LLC of Wilsonville, Oregon, from March 2014 to present. Mr. James formerly served on the Boards of Directors for Phoenix Brands LLC of Stamford, Connecticut from 2005 to 2012; Flagstone Reinsurance Holdings, S.A. of Luxembourg from 2006 to 2012; and Delos Insurance Company of New York, New York, from 2006 to 2011.

Mr. James is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. James should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. James’ experience as a merchant investment banker; one of the architects of analyzing, negotiating and consummating the Merger and Recapitalization in 1999 on behalf of Lehman Brothers; his knowledge of the Corporation as representative of the controlling stockholder from 1999 to 2004; his Board experience for over eleven years; and his acute analytic abilities concerning public markets, including public equity and debt offerings, senior credit agreements and mergers, acquisitions and divestitures, all of which are important to the viability and growth of the Corporation over time, have served the Corporation, its stockholders and the Board well. Because of the nature of Mr. James’ position as a founder, principal and Head of North America for Trilantic Capital Partners, Mr. James is able to offer cross-segment comparisons to other markets, lines of businesses and industries, to go along with his insight into the Corporation’s businesses.

HAROLD E. LAYMAN, Age 68

Director since August 1999; Chairman of the Compensation Committee from July 2010 to April 2013; Member of the Audit Committee from 2007 to July 2010; Member of the Executive Committee from March 2001 to August 2002; Chairman and Member of the Nominating & Corporate Governance Committee since April 2013.

Former President of River Bend Management Group of Florida, LLC, an operator of golf courses, located in Ormond Beach, Florida. Former President and Chief Executive Officer of the Corporation from March 2001 to August 2002; President and Chief Operating Officer from February 2000; Executive Vice President – Finance Operations and Chief Financial Officer from February 1997 and Senior Vice President and Chief Financial Officer of the Corporation from January 1993. Prior to 1993, Mr. Layman served as Senior Vice President – Finance and Administration and was a member of the Executive Committee of VME Group, N.V., in The Hague, Netherlands, a manufacturer of automotive components and industrial equipment, from September 1988.

Mr. Layman has served on the Board of Infinity Property & Casualty Corp. of Birmingham, Alabama from 2003 to present. Mr. Layman serves as Chairman of the Compensation Committee and as a member of the Nominating & Corporate Governance Committee and Compensation Committee of Infinity Property & Casualty Corp. Formerly, Mr. Layman served on the Board of Grant Prideco, Inc. of Houston, Texas from 2002 until its sale to National Oilwell Varco, Inc. in 2008, where he chaired the Audit Committee. Mr. Layman also served on the Board of GrafTech International Ltd., of Parma, Ohio from 2003 until his retirement in May 2014, where he served as a member of the Compensation Committee and Corporate Governance Committee.

Mr. Layman is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Layman should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. Layman had served the Corporation as an Executive Officer for nine years, two as President and CEO, and has served for 14 years as a Director of the Corporation. He is one of several of the Corporation’s Directors who has served as a CEO of a major public corporation. Mr. Layman’s financial background, operational responsibilities and international business acumen are all valuable tools in helping the Board guide the Corporation in its endeavors. Mr. Layman provides a very effective “bridge” across the various transformations that have taken place at the Corporation since the 1990s. His service on three other public boards and his positions as chairman or member of these other companies’ Audit, Compensation and Nominating & Corporate Governance Committees provide a good reference point and resource for the Board.

DANIEL J. OBRINGER, Age 67

Director since April 2014. Member of the Nominating & Corporate Governance Committee since July 2014.

Former President and CEO of Echo Incorporated of Lake Zurich, Illinois, a worldwide leader in the development and manufacture of professional-grade, hand-held outdoor power equipment for both the commercial and homeowner markets, and the largest subsidiary of Yamabiko Corporation of Japan, from 2008 to 2014, and Senior Vice President of Finance and Administration of Echo Incorporated from 1995.

Mr. Obringer served on the Board of Directors of Echo Incorporated, a private company and subsidiary of Yamabiko Corporation, which is publically traded in Japan, from 2008 to 2014.

Mr. Obringer is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Obringer should serve as a Director of the Corporation in light of the Corporation’s business and structure. Echo Incorporated is a leader in the design, manufacturing, and marketing of outdoor power equipment, including chainsaws, brush cutters and hedge trimmers, in markets and channels that are substantially similar to the Corporation. As former President and Chief Executive Officer of Echo Incorporated, Mr. Obringer will bring and apply his extensive knowledge of Echo Incorporated’s markets, customers and channels. Mr. Obringer served Echo Incorporated for over 18 years, over five (5) years as the Chief Executive Officer and has experience with strategic planning, logistics, mergers and acquisitions, international business and finance (including auditing). Mr. Obringer’s experience with the Corporation’s markets, customers and channels, along with his financial acumen will provide valuable guidance, insight and direction for the Corporation.

DAVID A. WILLMOTT, Age 45

Director since March 2012.

Mr. Willmott was elected the Corporation’s President and Chief Operating Officer on March 10, 2011. Previously, from December 14, 2009, he served as Senior Vice President – Corporate Development & Strategy. Previously, founder of Collins Willmott & Co. LLC, a private equity firm located in New York City, focused on providing growth capital to middle market companies in the industrial, consumer and energy sectors, since January 2008; formerly, Principal of Lehman Brothers Merchant Banking, from 2000 to 2008, and Managing Director of Lehman Brothers Inc. from 2007 to 2008; joined Lehman Brothers Merchant Banking in 1997. Prior to joining Lehman Brothers, Mr. Willmott was an investment banker with Merrill Lynch & Co. from 1992 to 1995.

Mr. Willmott formerly served on the Boards of Directors of Evergreen Copyright Acquisitions, LLC of Nashville, Tennessee; Cross Group, Inc. of Houma, Louisiana; Superior Highwall Holding, Inc. of Beckley, West Virginia; Hunter Fan Company of Memphis, Tennessee; and CP Kelco ApS of Chicago, Illinois. Mr. Willmott is a former Chairman of the Board of Directors of Hunter Fan Company.

Mr. Willmott is not an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Willmott should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. Willmott’s experience in evaluating, formulating and executing strategic initiatives, experience engaging in mergers and acquisitions and financial transactions, the energy and vision he brings to the Corporation to increase the value of the business through both organic growth and making related acquisitions and his experience on the boards of directors of companies in which he participated as a private equity investor, where his goal was to increase stockholder and other investor value, are invaluable. Mr. Willmott’s broad knowledge of strategy, marketing, operations and corporate finance makes him well qualified to serve as a Director of the Corporation. In addition, as shown above, Mr. Willmott’s leadership and experience will continue to be valuable to the Corporation’s strategic growth initiatives.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED PROXY CARD.

Separation or Combination of Chairman and CEO Positions

Mr. Beasley has served as Lead Director since December 7, 2011, alongside Mr. Collins, who has served as the Corporation’s Chairman of the Board since May 2010 and as its CEO since December 2009.

The Board has no specific policy requiring the separation of the offices of Chairman of the Board and CEO; however, as outlined below, the Board, under certain circumstances sees merit in combining the posts but also recognizes the rationale for separation of the Chairman and CEO duties. The Board believes, however, that in the event that the Chairmanship and CEO position are combined, there should be a Lead Director who is independent from management. The guidelines on this issue are set forth in the Corporate Governance Guidelines as summarized as follows:

“Lead Director

The Board believes that if the Chairmanship and CEO position are combined, there should also be a Lead Director who is independent from management. The Lead Director is elected by the Board. The Lead Director shall be an “independent” Director, as that term is used under applicable NYSE and SEC rules or regulations. The Lead Director shall act as a liaison between the Chairman and the independent Directors, and shall preside at all meetings at which the Chairman is not present. The Lead Director has the authority to convene and chair meetings of the independent Directors without management’s participation and to raise matters with management or individual senior officers on behalf of the Board as he or she deems appropriate. In addition, the Lead Director, on behalf of the independent Directors, shall have the power and authority to engage the services of special counsel or other experts as he or she determines appropriate.”

The primary rationale for separating the offices of Chairman and CEO is one of providing certain corporate governance checks and balances. The primary reason for combining the two offices is one of communication and integration of the Corporation’s plans and strategies between the CEO and the Board. The Board believes that, given the Corporation’s strong corporate governance policies and the requirement of a Lead Director who is independent from management at any time the Chairman and CEO posts are combined, either system is acceptable and that the decision should be based on the specific facts and circumstances. Because of the current business strategy of the Corporation, the Board has determined it is in the best interests of the Corporation to have Mr. Collins continue to serve as Chairman and as CEO and to have Mr.  Beasley serve as Lead Director.

THE BOARD AND ITS COMMITTEES

The property, affairs and business of the Corporation are managed under the direction of the Board. The Board has standing Audit, Compensation and Nominating & Corporate Governance Committees, the principal functions of each of which are described below. The current membership is summarized in the table below:

“C” Chairperson	“X” Member
	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Robert E. Beasley, Jr.	X	C
Ronald Cami			X
Andrew C. Clarke	C	X
Joshua L. Collins
Nelda J. Connors	X
E. Daniel James		X
Harold E. Layman			C
Daniel J. Obringer			X
David A. Willmott

The Board has determined that Mr. Beasley, Mr. Cami, Mr. Clarke, Ms. Connors, Mr. James, Mr. Layman and Mr. Obringer have (and prior to his resignation on April 24, 2014, Thomas J. Fruechtel had) no “material relationship,” as that term is defined under applicable SEC and NYSE standards, with the Corporation, either directly or indirectly. The basis for this determination is the review of the applicable criteria by the Board and the review of questionnaires each Director-nominee submitted to the Secretary of the Corporation.

The only relationships that the seven current independent Directors have with the Corporation are based upon (i) the receipt of customary Director compensation for their service on the Board, which applies to all seven; (ii) the ownership of stock in the Corporation, which applies to six of seven; (iii) the receipt of retirement benefits in the ordinary course from the Corporation’s qualified pension plan and the receipt of allocated units of common stock in the Corporation as part of the participation in the Blount 401(k) Retirement Profit Sharing Plus Plan, a 401(k) plan, which applies solely to Mr. Layman in his capacity as a former employee; or (iv) an affiliation with an organization that on occasion had provided services to or purchased products from the Corporation but none of which is “material” under applicable SEC and NYSE rules and regulations, which applies to three of the seven. Mr. Fruechtel had only similar relationships prior to his resignation. The nature of all of these types of relationships is deemed not to be “material” under applicable rules and regulations.

During the year ended December 31, 2014, the Board held five (5) regular meetings, nine (9) special meetings and took action four (4) times by unanimous written consent in lieu of a meeting. Average attendance by Directors at Regular Board Meetings was 100% and 96% of Regular Committee meetings. No Director attended less than 100% of the Regular Board Meetings. The non-management Directors meet in an executive session as a part of every Regular Board Meeting. The presiding director at those sessions is the Lead Director or the non-management Director he designates. Directors are encouraged and expected to attend the Corporation’s Annual Meeting of Stockholders and, last year, seven (7) Directors attended the Annual Meeting of Stockholders.

Audit Committee – The Audit Committee consists of three members, all of whom are independent Directors. The functions of the Audit Committee include: (i) approving annually the appointment of the Corporation’s independent registered public accounting firm; (ii) reviewing the professional services, proposed fees and independence of such independent registered public accounting firm; (iii) reviewing the annual audit plans of such independent registered public accounting firm; (iv) reviewing the annual audit plans for the internal audit function, whether performed by an in-house staff, outsourcing arrangement or combination of both; (v) monitoring the activities of the independent registered public accounting firm and the internal audit function; and (vi) reporting on such activities to the Board. The Audit Committee held four (4) regular meetings and two (2) special meetings during 2014. The current members of the Audit Committee are Mr. Beasley, Mr. Clarke and Ms. Connors. Mr. Clarke serves as Chairman of the Audit Committee.

Compensation Committee – The Compensation Committee consists of three members, all of whom are independent Directors. The functions of the Compensation Committee include: (i) approving compensation philosophy and guidelines for the Corporation’s executive employees; (ii) establishing a total compensation range for the Chief Executive Officer and appraising the performance of that Officer on a timely basis; (iii) approving salaries and changes in salaries for the other Executive Officers of the Corporation and such other executives as the Compensation Committee may deem appropriate; (iv) approving the participants, annual financial or other targets and amounts to be paid under the Corporation’s Executive Management Annual Incentive Plan (“EMAIP”); (v) reviewing and recommending to the Board any new executive incentive plans for equity awards, or additions or revisions to existing plans, and approving any equity awards granted under any such plans; (vi) reviewing from time to time the Corporation’s management resources and executive personnel selection, development, planning and succession processes; and (vii) reporting on all such activities to the Board. The Compensation Committee held one (1) regular meeting and one (1) special meeting during 2014. The current Members of the Compensation Committee are Messrs. Beasley, Clarke and James. Mr. Beasley serves as Chairman of the Compensation Committee.

Nominating & Corporate Governance Committee – The Nominating & Corporate Governance Committee consists of three Members, all of whom are independent Directors, and serves as the principal corporate governance and strategic planning arm of the full Board. The Nominating & Corporate Governance Committee identifies individuals qualified as a matter of background, achievement and leadership to become Board members and recommends candidates for election. The Nominating & Corporate Governance Committee held three (3) regular meetings and no special meetings during 2014. The current Members of the Nominating & Corporate Governance Committee are Messrs. Cami, Layman and Obringer. Mr. Layman serves as Chairman of the Nominating & Corporate Governance Committee.

All of the Corporation’s Committee Charters (Nominating & Corporate Governance Committee, Compensation Committee and Audit Committee), along with other Governance documents such as the Corporate Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and financial reporting and control personnel and the Corporation’s Corporate Governance Guidelines are posted on the Corporation’s website at www.blount.com, under the Corporate Governance tab in the Investor Relations section.

CRITERIA FOR NOMINATING DIRECTOR CANDIDATES

Prospective nominees are considered based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the qualifications and standards established by the Nominating & Corporate Governance Committee. In identifying and recommending Board nominees, the Nominating & Corporate Governance Committee uses guidelines that it has developed with respect to qualifications for nominations to the Board and for continued membership on the Board.

If the Nominating & Corporate Governance Committee determines, in consultation with the full Board as appropriate, that additional inquiry is warranted, it may gather additional information about the prospective nominee’s background and experience. The Nominating & Corporate Governance Committee evaluates the prospective nominee against the qualifications and standards adopted by the Nominating & Corporate Governance Committee, including the following (the order is not necessarily meant to represent relative importance):

•

ability to meet regulatory requirements, including standard of “independence,” in accordance with NYSE, SEC and Internal Revenue Service regulations, as applicable, and as set forth in the Corporation’s Corporate Governance Guidelines;

•	experience in relevant industries;

•	ability to represent the interests of the stockholders of the Corporation;

•	leadership and judgment acumen;

•	high personal and professional ethics, integrity and values;

•	contribution to the level of diversity of skills, backgrounds, geography, experience, gender and racial makeup of the Board;

•	relevant education, age and professional experience, including accounting and financial knowledge;

•	effectiveness of working with others;

•	ability to make necessary time commitment and ability to make constructive contribution to Board; and

•

if nominee is an incumbent, record of past performance (e.g., regularly attended Board and Committee meetings, kept informed about the Corporation and its businesses, participated in discussions at Board and Committee meetings and provided sound advice and counsel).

The Nominating & Corporate Governance Committee, in its judgment, also considers such other factors as it deems relevant, including the current composition of the Board, the need for specific functional expertise and the evaluations of other prospective nominees. Further, the Nominating & Corporate Governance Committee may,

but is not required to, utilize third party firms to assist in the identification or screening of prospective candidates. The Nominating & Corporate Governance Committee believes it is not appropriate to fix any specific minimum qualifications or minimum number of qualifications that a candidate must meet before such candidate may be recommended by the Nominating & Corporate Governance Committee. It believes that each individual candidacy should be evaluated as a whole, taking into account all of the circumstances of that candidacy.

In connection with this evaluation, the Nominating & Corporate Governance Committee determines whether one or more of its members, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview process, the Nominating & Corporate Governance Committee recommends to the full Board the person or persons to be nominated by the Board and the Board determines the nominees for election after considering the recommendation and report of the Nominating & Corporate Governance Committee.

Other factors considered relevant for membership on the Board are listed in the Charter for the Nominating & Corporate Governance Committee, as amended, and in the Corporation’s Corporate Governance Guidelines, both of which are posted at the Corporation’s website at www.blount.com.

NOMINATION OF CANDIDATES BY STOCKHOLDERS

The Nominating & Corporate Governance Committee will consider Director candidates recommended by stockholders. A stockholder who wishes to recommend a candidate for consideration by the Nominating & Corporate Governance Committee should submit his or her nomination to the Nominating & Corporate Governance Committee in accordance with the procedure set out in “Stockholders’ and Other Interested Parties’ Communications with the Board of Directors” below for communications with the Board, its Committees or a specific Director. Any such proposal should expressly refer to “Potential Candidate for Board Membership” as its subject, and should be addressed to the attention of the Secretary. Pursuant to the Corporation’s By-laws, nominations brought by stockholders at an annual meeting are subject to certain notice requirements. Stockholders who wish to nominate directors are required to give notice to the Secretary of their nomination. Generally, this notice must be submitted between 90 days and 120 days prior to either the first anniversary of the preceding year’s annual meeting or the relevant stockholder meeting, as applicable. The notice must include certain specified information, including information on the stockholder’s interests in the Corporation, as well as the interests of the stockholder’s affiliates and associates and the interests of any nominees. If a stockholder fails to comply with the requirements of this advance notice section, then the stockholder’s nomination will be disregarded unless the Board determines to waive such noncompliance. The proposal should also contain relevant information concerning such candidate, including name, address, current principal occupation, professional background and such other information as is required to be disclosed in solicitations for proxies for the election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The process for identifying and evaluating candidates recommended by stockholders is the same as the process for identifying and evaluating candidates recommended by the Nominating & Corporate Governance Committee, except that the current makeup of the Board and the existence or lack of a vacancy will be given greater weight, and the use of a third party service to assist in any review of the candidate is more likely, unless members of the Board have knowledge, personal or otherwise, of the individual nominated.

Regardless of the manner of nomination, all nominees to the Board are required to complete a written questionnaire with respect to such nominee’s background and qualifications.

COMPENSATION OF DIRECTORS

Directors who are employees of the Corporation (or former employees receiving termination benefits) receive no compensation for their services as Directors. Employee Directors, of course, receive compensation in their respective capacities as employees of the Corporation, and all Directors receive reimbursement of travel and lodging expenses incurred in connection with their attendance at Board functions.

The Corporation maintains a Non-Employee Directors’ Compensation Program (the “Program”). In 2014, Directors who were not employees of the Corporation received a quarterly stipend of $12,500, plus $1,000 per quarter if they were Chairman of the Board (and not an employee of the Corporation) or Lead Director, $1,000 per quarter for each Board Committee they chair and $1,000 for each Board or Committee meeting they attended.

As recommended by the Compensation Committee in its meeting on February 25, 2015 and approved by the Board in its Meeting on February 26, 2015, the Corporation modified the Program such that directors who are not employees of the Corporation receive an annual cash retainer of $50,000 (paid quarterly), plus an annual cash retainer of $15,000 if they are Lead Director (paid quarterly), an annual cash retainer of $10,000 if they chair the Audit Committee (paid quarterly), an annual cash retainer of $5,000 if they chair the Compensation Committee or Nominating & Corporate Governance Committee (paid quarterly) and an annual cash retainer of $5,000 for non-chair Committee Members (paid quarterly). In addition, each Non-Employee Director will receive non-cash equity awards in an amount equal to $50,000 (priced on the day of issuance). This non-cash equity will be restricted until the Non-Employee Director no longer serves on the Board.

In addition, under the Program a qualifying Director may choose to participate in certain health, dental and life insurance plans of the Corporation.

As part of the Program, the Corporation maintains a Non-Employee Director Deferred Stock Unit Plan (the “Director Deferred Plan”) that permits Directors eligible to participate in the Program to elect to receive all or a portion of their quarterly cash compensation in deferred stock units. Pursuant to the Director Deferred Plan, this election must be made prior to the end of the previous calendar year or as soon as practical after a Director becomes eligible to participate in the Director Deferred Plan. The deferred stock units that are issued based upon the quarterly deferral of cash are transferred on a one-to-one basis as stock upon the termination of service by the Director in either a lump sum or in annual installments over a period of up to five years in accordance with the Director’s election upon commencement of participation in the Director Deferred Plan. The deferred stock units are determined by taking the deferred cash amount and dividing it by the closing price per share for the Corporation’s common stock on the NYSE on the last trading day of the applicable calendar quarter. This form of compensation, with its delivery of shares in the future, aligns the interests of the Director with other stockholders.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR 2014

Name of Director	Retainer/Fees Earned and Paid in Cash ($)	Retainer/Fees Earned and Paid in Common Stock ($) (1)	All Other Compensation ($) (2)	Total ($)
Robert E. Beasley, Jr. (3)	56,035	56,035	69	112,139
Ronald Cami	—	64,000	69	64,069
Andrew C. Clarke (3)	69,666	32,000	69	101,735
Nelda J. Connors (3)	47,833	47,833	69	95,735
Thomas J. Fruechtel*	29,000	—	2,919	31,919
E. Daniel James	—	64,000	69	64,069
Harold E. Layman	68,000	—	69	68,069
Daniel J. Obringer	48,500	—	46	48,546

*	Mr. Thomas J. Fruechtel resigned from the Board effective April 24, 2014.
(1)	Amounts represent retainer or fees deferred during 2014 pursuant to the Director Deferred Plan described above.
(2)

Amounts refer to the premiums the Corporation pays for certain life insurance benefits, medical and dental coverage for Directors (but excludes the $4,560 the Corporation pays for Mr. Layman’s retiree medical benefits, because it is unrelated to his service as a Director).

(3)

Messrs. Beasley and Clarke and Ms. Connors received additional fees for their service on a Special Committee that was created on May 15, 2014 and dissolved on June 23, 2014. All of the Special Committee Members received a pro rated $20,000 per month and Mr. Beasley received an additional, pro rated, $5,000 per month as Chair of the Special Committee.

NON-MANAGEMENT DIRECTORS’ STOCK OWNERSHIP FOR 2014

Name of Director	Deferred Stock Owned	Other Stock Owned # of Shares	Blount Retirement Savings Plan, a 401(k) Plan	# of Shares Total
Robert. E. Beasley, Jr.	7,300	—	—	7,300
Ronald Cami	17,341	—	—	17,341
Andrew C. Clarke	9,184	1,000	—	10,184
Nelda J. Connors	6,703	—	—	6,703
Thomas. J. Fruechtel*	—	20,083	—	20,083
E. Daniel James	30,650	—	—	30,650
Harold. E. Layman	25,473	—	61	25,534
Daniel J. Obringer	—	—	—	—

*	Mr. Fruechtel resigned from the Board effective April 24, 2014 and his deferred shares were transferred on June 13, 2014.

AUDIT COMMITTEE DISCLOSURE

The Corporation has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. With respect to the independence of the Corporation’s Directors who serve on the Audit Committee, Andrew C. Clarke, Chairman, and Members Robert E. Beasley, Jr. and Nelda J. Connors, are all “independent” Directors, as defined by applicable rules and regulations of the SEC and NYSE.

The Board has determined that each of Mr. Beasley, Mr. Clarke and Ms. Connors qualifies as a “financial expert,” as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act. All of these Members have served as chief executive officers of publicly-traded or private companies in which capacity they actively supervised the chief financial officer function and all Members possess (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves; (iii) experience actively supervising one or more persons engaged in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of Audit Committee functions. No Member of the Audit Committee serves on the Audit Committee of more than two other public companies.

AUDIT COMMITTEE REPORT

The Audit Committee (1) reviewed and discussed the Corporation’s audited financial statements as of December 31, 2014 with management, (2) reviewed and discussed with the Corporation’s independent registered public accounting firm matters required by Public Company Accounting Oversight Board Auditing Standard No. 16, as amended, and (3) received the written disclosures and the letter from the Corporation’s independent registered public accounting firm required by the Public Company Accounting Oversight Board relating, among other things, to the Corporation’s independent registered public accounting firm’s independence from management and the compatibility of the Corporation’s independent registered public accounting firm performing non-audit services with its independence, and (4) discussed with the Corporation’s independent registered public accounting firm its independence. Based upon these reviews and discussions, and recognizing (a) that management is primarily responsible for the Corporation’s systems of internal controls and financial reporting processes, and (b) that the Corporation’s independent registered public accounting firm is responsible for the performance of an independent audit of the Corporation’s consolidated financial statements and of the effectiveness of internal controls over financial reporting in accordance with applicable Public Company Accounting Oversight Board standards and the issuance of a report thereon, the Audit Committee has approved (i) the inclusion of the Corporation’s audited financial statements and management’s report on internal controls in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 16, 2015, and (ii) the appointment of KPMG as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to ratification of that appointment by the stockholders at the Meeting.

In addition, on February 25, 2015, the Audit Committee, pursuant to the Corporation’s policy for pre-approval of non-audit services, approved the provision by KPMG of certain tax services; certain potential merger, acquisition or divestiture transactional services; and certain SEC-related consents, each a non-audit function, for the Corporation for the 2015 calendar year. With the approval of the Audit Committee, the internal audit function is performed by Moss Adams LLP through an outsourcing arrangement. In fulfilling the internal audit function, the engagement partner for Moss Adams LLP reports directly to the Audit Committee and meets with the Audit Committee at each Audit Committee meeting, as do the representatives from the Corporation’s independent registered public accounting firm, without management in attendance. The Corporation’s Audit and Non-Audit Service Pre-Approval Policy is posted on the Corporation’s website at www.blount.com.

Audit Committee Members

Andrew C. Clarke, Chairman

Robert E. Beasley, Jr., Member

Nelda J. Connors, Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no relationships with respect to Compensation Committee interlocks and insider participation in compensation decisions during 2014.

EXECUTIVE OFFICERS

The Executive Officers of the Corporation, in addition to Mr. Collins and Mr. Willmott who are also Director nominees, as of April 6, 2015,* are:

Name	Office	Year First Elected to Such Office	Age
Mark V. Allred	Vice President – Corporate Controller	2007	57
David P. Gillrie	Senior Vice President – Global Sales & Marketing, FLAG	2014	48
Calvin E. Jenness	Senior Vice President and Chief Financial Officer	2002	59
Gerald D. Johnson	President, FRAG	2013	54
David K. Parrish	Senior Vice President – Global Supply Chain	2013	57
Chad E. Paulson	Vice President, General Counsel and Secretary	2012	43

*	Cyrille B. Michel, a Named Executive Officer, retired on January 31, 2015.

Each of these Executive Officers serves at the pleasure of the Board; however, the terms of any Executive Officer’s employment agreement control the rights and obligations attendant to any termination, as discussed with respect to the Named Executive Officers in the “Employment Agreements” section below. There were no arrangements or understandings with any other person pursuant to which any Executive Officer was elected. The Executive Officers of the Corporation may also be Directors or Officers of subsidiaries of the Corporation.

Mark V. Allred was elected Vice President – Controller in February 2007, and his title changed to Vice President – Corporate Controller on February 20, 2008. Prior to February 2007, he served as Corporate Controller for the Corporation, then a non-Executive Officer position, from January 2005. Previously, he served as Vice President of Finance and Corporate Controller at Crown Pacific Partners LP from 2003 to 2004.

David P. Gillrie was elected Senior Vice President – Global Sales & Marketing, FLAG effective March 20, 2014. Previously, he was President, of ICS, the Corporation’s Concrete Cutting and Finishing division from April 16, 2012. Prior to April 2012 he worked for Terex Corporation as Global General Manger from 2009 and held various positions for Ingersoll-Rand Companies from 2001, including Vice President, Strategy and Business Development, Global General Manager and Strategic Business Unit Manager.

Calvin E. Jenness was elected Senior Vice President, Chief Financial Officer and Treasurer in August 2002. In February 2005, he relinquished the Treasurer position. Prior to August 2002, he served as Vice President and Corporate Controller and Treasurer from June 2001 and as Vice President and Corporate Controller from September 2000.

Gerald D. Johnson was elected President, FRAG effective May 9, 2013. Prior to May 2013, he served as President of Woods Equipment Company, which Blount acquired in August 2011, from 2009. Previously he was VP of Operations in 2004, General Manager of Manufacturing in 1998 and joined Woods Equipment Company in 1995 as Manager of Technical Support. Prior to joining Woods Equipment Company, Mr. Johnson held various leadership positions in General Electric Company’s Aircraft Engines and Industrial AC Motors division from 1985.

David K. Parrish was elected Senior Vice President – Global Supply Chain effective November 1, 2013. Previously he was Vice President – Supply Chain from May 2010. Prior to May 2010 he served as Frederick

Manufacturing General Manager from 2003, as Operations Manager – KC from 2000 and Distribution Center Manager – KC from 1995. Prior to joining the Corporation, Mr. Parrish worked for the Stanley Tools organization in various capacities, including managing manufacturing and distribution operations and supply chain.

Chad E. Paulson was elected Vice President, General Counsel and Secretary effective January 1, 2012. Previously, he served as Corporate Counsel from 2006 and as Assistant Secretary from 2008. Previously, he was Senior Counsel at PacifiCorp, from 2003 to 2006. Before that he was in private practice.

COMPENSATION DISCUSSION AND ANALYSIS

In 2014, the Corporation held a stockholder advisory vote on the compensation of its Named Executive Officers, commonly referred to as a say-on-pay vote. The Corporation’s stockholders approved the compensation of the Named Executive Officers with 89% of the stockholder votes cast in favor of the say-on-pay resolution. As the Compensation Committee evaluated its compensation policies and overall objectives for 2015, it took into consideration the support of the stockholders. As a result, the Compensation Committee decided to retain the general approach and structure of the Corporation’s executive compensation program, with an emphasis on the objectives described below. In the future, the Compensation Committee will continue to take the results of the annual say-on-pay vote into account.

BLOUNT 2014 PERFORMANCE

The Corporation’s 2014 financial performance was strong, exceeding its target for fiscal year 2014, which reflected good market conditions for our products as well as excellent execution on several key initiatives. Our marketing efforts were enhanced through programs to better connect with our customers and the development of new products that allowed us to gain incremental revenues. Cost initiatives, including the restructuring of our manufacturing footprint, capital investments for increased productivity, procurement savings and our ongoing continuous improvement efforts, resulted in improved profit. Cash flow performance was enhanced through efforts to improve order fulfillment and the appropriate investment of capital.

Consolidated sales for the Corporation were $944.8 million, an increase of 4.9% from the prior year, Earnings Before Interest, Taxes, Depreciation and certain non-cash and non-recurring charges (“Adjusted EBITDA”) was $138 million, an increase of 11.8% from the prior year and Free Cash Flow (“FCF”) was $44.6 million, a decrease of 33.8% from the superb FCF of 2013, which resulted from a large reduction in inventory as sales markets recovered. Please see the Corporation’s 2014 Annual Report on Form 10-K for more information.

OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

The Corporation’s executive compensation program is designed to help the Corporation attract, motivate and retain high quality executives who create stockholder value. Toward that end, the compensation program attempts to provide:

•	Levels of compensation that are competitive in the markets and industries in which the Corporation competes for executive talent;

•	Incentive compensation that is aligned with the Corporation’s financial performance;

•	Incentive compensation that effectively rewards and recognizes individual performance;

•	A mix of incentive compensation that appropriately balances the Corporation’s short-term and long-term objectives; and

•	A compensation program that does not encourage excessive or unnecessary risk.

The Compensation Committee has developed and administers an executive pay program designed to meet the objectives described above. In designing and administering the program, the Corporation attempts to maintain an appropriate balance among these various objectives. The program currently consists of three principal components, each of which is designed to promote a specific behavioral focus and in turn provide specific benefits to the Corporation.

Program Component	Behavioral Focus	Specific Benefit to the Corporation
Base Salary Program	Reward individual performance and experience	Attracts and retains executive talent
Short-Term Non-Equity Incentive Compensation	Reward operational performance of the Corporation as a whole and individual business units and reward attainment of individual goals	Aligns employee interests with short-term corporate and business goals, and encourages and rewards attainment of individual performance objectives
Long-Term Equity Incentive Program	Reward sustained performance toward long-term goals and behavior designed to enhance long-term stockholder value	Aligns individual interests with the long-term investment interests of stockholders

Executive Compensation Practices at a Glance:

WHAT WE DO	WHAT WE DO NOT DO
Pay For Performance: A significant portion of executive compensation is tied to our financial performance and/or the performance of our stock price

No Excise Tax Gross-Ups Upon Change in Control: All payments payable to NEOs are capped so that no “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), will be payable

Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and periodically reviews our peer group with our independent compensation consultant

No “Single Trigger” Cash Severance Payments: We do not have “single trigger” cash severance payments owing solely on account of the occurrence of a change of control event
Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of the Corporation’s executive and broad-based compensation programs to ensure prudent risk management	No Re-Pricing or Discounted Options / SARs: We do not re-price underwater awards and do not provide discounted stock options or stock appreciation rights

Independent Executive Compensation Consultant: The Compensation Committee works with an independent executive compensation consultant on matters surrounding executive pay and governance. The consultant provides no other services to the Corporation

No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our executive management annual incentive plan

2014 PAY MIX

The charts below show that the significant portion of target total direct compensation (salary, bonus and equity) is variable (or “at-risk”). “At-risk” pay is tied to the achievement of corporate and individual performance objectives or share price performance.

Providing Competitive Levels of Compensation

The Corporation attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with total compensation provided to executives who hold comparable positions or have similar qualifications, or both, in other organizations of similar size and scope as the Corporation.

Since 2011, the Compensation Committee has engaged Pearl Meyer & Partners (“PM&P”) to review its executive compensation. PM&P’s work to date includes full Executive Compensation Reviews in 2011 and 2014, and monitoring of additional compensation trends and regulatory updates on an annual basis. Additionally, the Corporation periodically reviews each executive’s competitive level of compensation based on information drawn from a variety of sources, including proxy statements, and compensation surveys. Information from all of these sources is used in creating the basic structure of the Corporation’s program. The market data used in establishing the Corporation’s executive compensation levels reflects a blend of industrial machinery and related companies and general industry companies from surveys comparable to the Corporation’s size.

It should be noted that the value of an executive’s compensation package will vary significantly based on performance and area of responsibility. Thus, although the expected value of an executive’s compensation package will be competitive, its actual value can exceed or fall below competitive levels depending upon performance.

In 2014, the Corporation retained PM&P to update its 2011 Executive Compensation Review. PM&P identified the following thirteen comparable companies to analyze against the Corporation’s current compensation: Actuant Corp.; Alamo Group, Inc.; Altra Industrial Motion Corp.; Astec Industries, Inc.; Briggs & Stratton Corp.; CIRCOR International, Inc.; Middleby Corp.; Mueller Water Products, Inc.; National Presto Industries, Inc.; NCI Building Systems Inc.; Simpson Manufacturing Co., Inc.; TriMas Corp.; and WattsWater Technologies, Inc. The comparative companies were selected through a review of the following characteristics:

•	Revenue range of approximately one half to two times the Corporation’s annual revenue;

•	Industrial machinery and related industries; and

•	Status as a publicly traded company.

The benchmarked companies had a median revenue of $1.2 billion in 2013, compared to the Corporation’s revenue of $901 million for the fiscal year ended December 31, 2013.

INDEPENDENCE ASSESSMENT – COMPENSATION COMMITTEE CONSULTANT

In 2014 and 2015, the Compensation Committee assessed PM&P’s independence as required by rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Compensation Committee determined that the engagement of PM&P does not raise any conflicts of interest or similar concerns.

DESCRIPTION OF THE EXECUTIVE COMPENSATION PROGRAM

This section describes the three principal elements of the Corporation’s executive compensation program: base salary, short-term non-equity incentive compensation and long-term equity incentive compensation.

BASE SALARY PROGRAM

The Compensation Committee believes it is crucial to provide competitive base salaries in order to attract and retain executive talent. The objective of the Corporation’s base salary program for executives is to provide base salaries that are competitive with the 50th percentile of the market or better for companies that are similar in size to the Corporation and operate in comparable industries. Actual base salary levels will vary from the objective, depending on each executive’s individual performance and experience. Thus, employees with higher levels of sustained performance may be paid correspondingly higher base salaries than the objective.

The Corporation’s executive base salary programs are reviewed annually against salary surveys available to the general public or purchased through human resource consultants. In certain years, the salary survey review process has been supplemented by a more robust Executive Compensation Review completed on behalf of the Compensation Committee by leading human resource consulting companies, including PM&P.

Each year, the Compensation Committee reviews annual base salaries based on the following four factors:

•	General levels of salary increases in the market supported by the annual benchmarking analysis;

•	The individual’s then existing pay;

•	Individual performance; and

•	The Corporation’s overall financial performance.

In February 2014, the Compensation Committee reviewed the salaries of the Named Executive Officers. After the review it was determined that the Corporation’s NEOs were in line with the stated compensation philosophy with the exception of Mr. Jenness, whose salary was increased 2.7% for 2014.

	2013 Salary ($)	2014 Salary ($)	Change (%)
Joshua L. Collins	565,000	565,000	—
Calvin E. Jenness	375,000	385,000	2.7
David A. Willmott	500,000	500,000	—
Gerald D. Johnson	350,000	350,000	—

In February 2015, the Compensation Committee reviewed the salaries of the Named Executive Officers. After the review and based on the market assessment of compensation, Messrs. Johnson and Jenness received a $5,000 increase in salary effective in March 2015. Mr. Collins and Mr. Willmott received an $110,000 and $100,000 increase in salary, respectively, retroactive to January 1, 2015, with additional consideration given to the extended period in which no salary increase had been provided (Mr. Collins since 2011 and Mr. Willmott since 2012) to the two Executive Officers with critical roles within the Corporation.

SHORT-TERM NON-EQUITY INCENTIVE COMPENSATION

The Corporation has two short-term Non-Equity Incentive Compensation Plans, the Executive Management Annual Incentive Plan (“EMAIP”), in which the Named Executive Officers, Executive Officers and other key management personnel participate, and the Annual Incentive Plan (“AIP”) for other management employees. No Named Executive Officer participates in both programs during the same time period. The EMAIP and AIP are designed to ensure that incentive compensation is consistent with the financial performance of the Corporation and its various business units, and effectively rewards individual performance that contributes to the performance of the Corporation. These plans provide for awards that are tied to the Corporation’s overall performance and to the performance of the Corporation’s various business units, as well as awards that are based on quantitative and qualitative assessments of individual performance. Awards to the NEOs are based upon the consolidated performance of all of the business units of the Corporation.

Overview and General

The objectives of the EMAIP and AIP are to motivate and reward the accomplishment of annual corporate objectives, to encourage strong performance with individual awards based on contributions to business results, and to provide fully competitive compensation packages that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards were payable upon the achievement of specific business unit and individual performance objectives established for calendar year 2014. Individual performance objectives for the NEOs are established based upon the initiatives implemented to achieve the Corporation’s objectives. The Compensation Committee utilizes the framework of the Corporation’s initiatives in evaluating the performance of NEOs for the determination of individual awards. Specifically, the Compensation Committee reviews each NEO’s success in driving the execution of the initiatives associated with (1) connecting with our customers, (2) operational excellence through improvement of operations, processes and quality, and (3) building a high performance organization through the recruitment, development and retention of key talent.

Targeted bonus award levels are determined for eligible positions using data obtained from proxy statements, compensation surveys and, from time to time, independent compensation consultants. The target bonus levels reflect competitive market practices for comparable companies and are expressed as a percentage of the executive’s salary earned during the fiscal year. As noted above, however, the benchmarking process is a generalized market comparison, not a specific point-by-point comparison to a group of benchmarked companies.

Each year, the Compensation Committee sets target bonus levels for the participants in the EMAIP and determines financial performance measures for both the EMAIP and AIP for that fiscal year. For 2014, the financial targets for the EMAIP and AIP consisted of Adjusted EBITDA and cash flow, with the Adjusted EBITDA target set at $134,956,000 and cash flow at $35,000,000. Actual financial performance compared to target financial performance determines the incentive pool of potential payments to the participants. The target amount of the incentive pool is based on the sum of each participant’s target percentage bonus multiplied by that participant’s salary. The actual amount funded in the pool is based on actual financial performance (for each goal) measured against target and determined on a linear spread from 80% to 120%, corresponding to an incentive pool funding amount of between 0% and 200% of target payouts under the EMAIP and between 0% and 150% of target payouts under the AIP. Performance below 80% of target results in no funding of the pool for that performance component. The 2014 EMAIP funding mechanism was based on corporate financial results with 66.67% of the incentive pool based on Adjusted EBITDA results and 33.33% of the incentive pool based on cash flow results.

EMAIP Performance Requirements and Funding Levels:

Adjusted EBITDA (66.67% of pool)			Cash Flow (33.33% of pool)
% Achievement to Plan	Award Level	Funding as % of Target*	% Achievement to Plan	Award Level	Funding as % of Target*
120%	Maximum	200%	120%	Maximum	200%
100%	Target	100%	100%	Target	100%
< 80%	—	—	< 80%	—	—

*	The % of Target will be interpolated between Threshold, Target, and Maximum, as applicable.

AIP Performance Requirements and Funding Levels:

Adjusted EBITDA (66.67% of pool)			Cash Flow (33.33% of pool)
% Achievement to Plan	Award Level	Payout as % of Target*	% Achievement to Plan	Award Level	Payout as % of Target*
120%	Maximum	150%	120%	Maximum	150%
100%	Target	100%	100%	Target	100%
< 80%	—	—	< 80%	—	—

*	The % of Target will be interpolated between Threshold, Target, and Maximum, as applicable.

As a result, the maximum funding is equal to 2.0x target bonus for EMAIP and 1.5x target bonus for AIP. The amount of funds available for payment of awards to executives under the EMAIP is therefore governed by the financial performance of the Corporation for the most recently completed fiscal year. To determine the funding for bonuses, an incentive pool is calculated from the sum of each participant’s potential award based on the Corporation’s financial performance. Each participant’s potential award is equal to his or her salary earned multiplied by his or her target percentage bonus multiplied by the Corporation’s performance factor. The Corporation’s performance factor represents the level of the actual financial results for Adjusted EBITDA and cash flow compared to target financial results.

Upon determination of the pool amount, half of the total EMAIP incentive pool is awarded based on the Corporation’s or a participant’s business unit’s financial performance, with each participant receiving 50% of their potential award based on such performance. The remaining half of the incentive pool is utilized to award participants for their achievement of Individual Performance Objectives (“IPOs”). Each EMAIP participant’s specific IPOs are established and set forth in writing at the beginning of the fiscal year. The level of achievement of such objectives is evaluated at the end of the fiscal year, and the amount of the participant’s award related to IPO performance is then determined. A participant’s total incentive award cannot exceed 250% of his or her target bonus award.

2014 EMAIP Targets and Awards

For 2014, the Corporation’s key financial performance measures considered were the applicable Adjusted EBITDA level and specific cash flow formulation (“Cash Flow”). The target objectives were weighted 66.67% for Adjusted EBITDA and 33.33% for Cash Flow. The award is determined based on the level of satisfaction of each target objective, with zero payable with respect to each target objective if the actual results are equal to or less than 80% of the target.

In 2014, the Corporation exceeded the Adjusted EBITDA target at 102% and also exceeded the Cash Flow target at 128%, resulting in an incentive pool equal to 141% of the initial targeted pool. The following table describes those targets and performance against such targets:

Performance vs. Target

Financial Measure	Weighting	Target	Actual Performance	Index	Performance Factor (1)
Adjusted EBITDA	66.67%	$134,956,000	$138,011,000	102%	111.5%
Cash Flow	33.33%	$35,000,000	$44,987,000	128%	200%

			Weighted average Performance Factor		141.00%

(1)	Calculated on a linear spread from 80% threshold to 120% maximum. Performance factor is zero % at threshold, 100% at target and 200% at maximum.

Calculation of EMAIP Incentive Pool

Number of participants	30
Incentive at target	$3,422,620
X performance factor	x 141%

Incentive Pool	$4,825,894

The Corporation chooses not to disclose generally the performance targets for the business units because separate financial information is not publicly available for these units, and the Corporation believes that, as one of the few publicly-traded companies in these lines of business, disclosure of these financial goals, from which other financial information could be determined or extrapolated, would be an unfair competitive advantage for its competitors.

2014 EMAIP Awards Paid in March 2015

During 2014, the Compensation Committee determined that the individual performance objectives were achieved for the CEO, COO and CFO. As a result, the total bonus paid to these executives as a percentage of their target bonus was the same as the EMAIP’s incentive pool funding (i.e. 141%). The Corporation awarded NEOs bonuses under the EMAIP as follows:

	Target Bonus as % of Base Salary	Actual Bonus as % of Base Salary	Amount Paid
Joshua L. Collins	100%	141.0%	$796,650
Calvin E. Jenness	50%	70.5%	$270,070
David A. Willmott	100%	141.0%	$705,000
Gerald D. Johnson	50%	64.3%	$225,000
Cyrille E. Michel	50%	43.9%	$120,850

LONG-TERM EQUITY INCENTIVE COMPENSATION

Overview and general

The grant levels for the Corporation’s long-term equity incentive awards are established by considering competitive market data, with an objective to provide grant levels between the 50th and 75th percentile of the competitive market for companies in comparable industries to the Corporation and similar in size to the Corporation. Determination of the grant levels is also based on the amount of shares available for such grants under the applicable plan. The Compensation Committee also considers a number of internal considerations in determining the awards, including the duties of each participant, their present and potential contributions to the success of the Corporation, historic equity awards and current value, the relative proportion of short-term and long-term incentives desired, internal equity of potential awards, the desirability of consistent opportunities among the management team, and such other factors as the Compensation Committee deems relevant. The choice of type of instrument for individual grantees is made by the Compensation Committee based on, among other factors, (i) the underlying pay and performance characteristics of the compensation vehicle contemplated; (ii) the individual’s position; (iii) the potential tax consequences to the Corporation and the individual; (iv) the applicable accounting treatment for the Corporation; and (v) the anticipated likely length of continued service, given the individual’s retirement eligibility or lack thereof.

The Corporation provides long-term incentives for employees through the Blount International, Inc. 2014 Equity Incentive Plan (the “2014 Equity Plan”) by granting stock options, SARs, Restricted Stock Awards (“RSAs”) and RSUs. Stock options and SARs are granted with exercise prices at 100% of the fair market value of the stock on the date of grant. These awards only have value if the Corporation’s stock price increases after the date of grant, which aligns the recipient’s interests with the long-term investment interests of the Corporation’s stockholders. RSAs and RSUs represent the right to receive a share of stock in the future, usually subject to incremental vesting over a three-year period as well as a three-year restriction period. When the share representing the RSA or RSU is issued to the employee, its value is equal to the Corporation’s then current stock price and fluctuates accordingly.

It is the Corporation’s current policy to make a majority of grants under the 2014 Equity Plan as close as possible to the date of the February or March Compensation Committee meeting, as applicable, because it is the first meeting after the financial results for the completed fiscal year are known, and it coincides with the award of bonuses under the EMAIP and annual salary increases, if any. In addition, a small number of grants are made at other times throughout the year in connection with exceptional circumstances, such as special retention awards or merger and acquisition activities, or through the authority delegated to the CEO by the Compensation Committee for certain grants to non-Executive Officers for purposes of hiring or rewarding promotions.

The Compensation Committee does not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, it does not set the grant date of stock options or SARs to new executives in coordination with the release of material non-public information; instead, these grants generally have grant dates corresponding to the date of the February or March meeting, as applicable, or the next pre-selected off-cycle grant date.

The 2014 Equity Plan delivers incentives that align long-term participant and stockholder interests, links compensation to stockholder return and provides for express limits or prohibitions on the use of certain types of awards or practices (such as discounted options and option repricing absent prior stockholder approval).

Equity Awards in 2015

The Compensation Committee awarded employees equity incentive awards on March 17, 2015 under the 2014 Equity Plan. The Compensation Committee determined that each NEO should receive long-term incentive grants based on a value equal to 150% of the executive’s EMAIP target bonus percentage. Other employees and executives received long-term incentive grants that were generally based on a value equal to 50% to 150% of the individual’s target bonus percentage. These amounts provide the participants with the desired balance between short-term and long-term incentive compensation. The amount of the award each recipient received as long-term incentive grants was through a combination of stock-settled SARs at 70% and RSUs at 30%, which the Compensation Committee believes provides both motivation to generate superior stock price returns and sufficient retention due to the volatility in stock price movements over time. The 2015 awards represent 145,823 shares for the RSUs and 900,573 shares for the SARs. The exercise price for the SARs was $13.02 per share based on the closing sale price for the Corporation’s common stock on the NYSE on the grant date of March 17, 2015.

Both the SAR and RSU grants vest in 12 quarterly installments, with the first 1/12 of the total award vesting on July 1, 2015, followed by 1/12 on the first day of the calendar quarter thereafter on October 1, 2015, January 1, 2016, April 1, 2016 and so on until April 1, 2018, at which time the final 1/12 vests. Even though the RSUs vest in quarterly installments, except in the case of death, disability or a change in control of the Corporation, shares subject to the RSU grants are not delivered to the recipient until the final vesting date on April 1, 2018. Similarly, although the SARs vest in quarterly installments, they are generally not exercisable until the final vesting date. Generally, any SAR or RSU awards unvested on the date of the occurrence of any death, disability, retirement or other termination from employment will be forfeited.

The NEOs received equity awards in 2015 as follows:

	Number of RSUs	Number of SARs
Joshua L. Collins	23,329	142,606
Calvin E. Jenness	6,740	41,197
David A. Willmott	20,737	126,761
Gerald D. Johnson	6,135	37,500
Cyrille E. Michel	—	—

For information regarding equity awards granted in 2014, please see the Grants of Plan-Based Awards for 2014 Table.

PERQUISITES AND OTHER BENEFITS

Perquisites represent a small part of the Corporation’s overall compensation package. The perquisites and other personal benefits that are provided to senior management are reviewed annually. The primary ongoing perquisites are financial planning and tax preparation services; club memberships; an executive medical insurance plan providing reimbursement of certain out-of-pocket costs, including the co-pays, deductibles and other amounts in excess of the regular medical plan benefits; and payments to cover the tax liability to the executives for the imputed value of such benefits. With respect to each perquisite, the business need is evaluated annually. The Compensation Committee believes that by providing the aforementioned perquisites, it allows senior management to more fully focus on their corporate and individual work responsibilities. See the All Other Compensation For 2014 Table.

ANTI-HEDGING/PLEDGING POLICY

The Corporation considers it inappropriate for any Director or Executive Officer to enter into speculative transactions in the Corporation’s securities. These individuals are prohibited from engaging in transactions intended to profit from short-term speculative swings in the value of the Corporation’s securities, or minimize the risk inherent in owning the Corporation’s stock, including “hedging,” “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and “short-sales.”

CONSIDERING CERTAIN TAX IMPLICATIONS

To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee also considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits.

Section 162(m). Section 162(m) of the Code provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the three other highest paid executive officers (excluding the chief financial officer, if otherwise applicable) at the end of such year, which executives are referred to as “covered employees,” will not be deductible for federal income tax purposes unless: (i) the compensation qualifies as “performance-based compensation,” (ii) the Corporation has advised its stockholders of, and the stockholders have approved, the material terms of the performance goals under which the Corporation pays such compensation and (iii) under certain conditions, the stockholders have re-approved the material terms of the performance goals within the last five years. (See “Executive Compensation” below for a description of “Named Executive Officers,” as defined under applicable SEC rules and regulations, for comparison to “covered employee.”)

Mr. Collins is entitled to an annual salary of $675,000 and Mr. Willmott is entitled to an annual salary of $600,000. Messrs. Collins and Willmott have also received grants of RSUs and are expected to receive additional grants of RSUs in the future. These RSUs do not qualify as performance-based compensation exempt from Section 162(m). Depending on the value of the stock at the time it is delivered to Messrs. Collins and Willmott (generally three years after the grant date), Messrs. Collins’ and Willmott’s compensation may exceed the Section 162(m) limit in a particular year. Based on compensation arrangements currently in place and the value of the RSUs awarded in 2012 and transferred on April 1, 2015, the Compensation Committee does not reasonably anticipate that the compensation of any Executive Officer in 2015 will exceed the $1 million deductibility limitation of Section 162(m). The Compensation Committee attempts to retain the deductibility of compensation for the Corporation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders and is necessary to attract and retain highly competent key executives.

Section 280G. The Corporation provides the Named Executive Officers with employment agreements, which are discussed below under “Employment Agreements.” All of the employment agreements cap the payments payable to the NEOs so that no “excess parachute payment” under Code Section 280G will be payable.

Section 409A. Amounts that are deferred or which become vested under the Corporation’s nonqualified deferred compensation programs are subject to Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability subsequently to change the form and timing of payments. Code Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% additional income tax and an interest penalty. The Corporation believes it has amended its plans and employment agreements as necessary to comply fully with the Code Section 409A requirements.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

It is the Corporation’s policy to regularly monitor its compensation policies and practices to determine whether its risk management objectives are being met and to adjust those policies and practices where needed. The Board has overall responsibility for the oversight of compensation risk management at the Corporation, and receives input from executives and Members of the Compensation Committee. The Board reviews the design features, characteristics, performance metrics and approval mechanisms of total compensation for all employees at the Corporation, including salaries, incentive plans, bonuses, sales incentives, equity awards and performance awards to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on the Corporation. A general review of financial risks is undertaken at virtually every meeting of the Board. The Corporation’s compensation programs are designed to provide incentives to executives and other employees to achieve the Corporation’s long-term objectives without encouraging excessive risk taking, and to align compensation with the long-term interests of the stockholders. Compensation is reviewed on a yearly basis, and is subject to adjustment by the Compensation Committee based on the findings of such review.

The Board has determined that the Corporation’s compensation policies and programs do not encourage excessive and unnecessary risk taking because they are designed to encourage employees to remain focused on both the Corporation’s short and long-term objectives and financial goals, and are designed to align compensation with the long-term interests of the stockholders. The Board determined that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

COMPENSATION COMMITTEE REPORT

The Members of the Compensation Committee, all of whom are independent Directors, have reviewed the Compensation Discussion and Analysis and discussed its content with management. Based on its review and the discussions with management, the Compensation Committee has recommended to the full Board that the Compensation Discussion and Analysis be incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC and included in the 2015 Proxy Statement.

Compensation Committee Members

Robert E. Beasley, Jr., Chairman

Andrew C. Clarke, Member

E. Daniel James, Member

EXECUTIVE COMPENSATION

The following table summarizes for the fiscal years 2014, 2013 and 2012 all plan and non-plan compensation awarded to, earned by, or paid to Named Executive Officers, who are the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated Executive Officers other than the CEO and CFO of the Corporation who were serving in executive officer capacities during 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($)
Joshua L. Collins	2014	565,000	—	254,249	593,287	796,650	—	78,376	2,287,562
Chairman & Chief Executive Officer	2013	565,000	—	254,256	593,281	337,870	—	64,689	1,815,096
	2012	565,000	—	225,001	524,723	—	—	76,533	1,391,257

Calvin E. Jenness	2014	385,000	—	86,620	202,136	270,070	(19,474)	54,965	979,317
Sr. Vice President & Chief Financial Officer	2013	375,000	—	84,379	196,888	111,550	43,736	46,710	858,263
	2012	365,000	—	82,128	191,521	—	10,234	66,697	715,580

David A. Willmott	2014	500,000	—	225,002	525,032	705,000	—	77,204	2,032,238
President and Chief Operating Officer	2013	500,000	—	226,374	525,028	299,000	—	64,184	1,614,586
	2012	500,000	—	180,007	419,780	—	—	70,995	1,170,782

Gerald D. Johnson (7)	2014	350,000	—	78,745	183,764	225,000	—	37,245	874,754
President – FRAG	2013	305,619	—	78,751	514,755	91,380	—	23,128	1,013,633

Cyrille E. Michel (8)	2014	275,000	—	61,877	144,384	120,850	(56,880)	356,445	901,676
Sr. Vice President – European Operations

(1)

Base Salary indicates the NEO’s salary as approved at the February or March Board Meeting of that year, except for Mr. Johnson’s base salary in 2013, which reflects his actual compensation for that calendar year.

(2)

Amounts shown reflect the aggregate grant date fair value of the RSU awards computed in accordance with ASC Topic 718 for the years indicated. Pursuant to the SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are set forth at Note 17, “Stock-Based Compensation,” to the Corporation’s audited consolidated financial statements for the year ended December 31, 2014, included in the Corporation’s 2014 Annual Report on Form 10-K filed with the SEC.

(3)

Amounts shown reflect the aggregate grant date fair value of the SAR awards computed in accordance with ASC Topic 718 for the years indicated. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are set forth at Note 17, “Stock-Based Compensation,” to the Corporation’s audited consolidated financial statements for the year ended December 31, 2014, included in the Corporation’s 2014 Annual Report on Form 10-K filed with the SEC.

(4)

Reflects payments under the EMAIP for calendar years 2014 and 2013 based upon the achievement of specific business and individual performance objectives established. No EMAIP bonuses were paid to the NEOs for calendar year 2012.

(5)

Reflects the actuarial increase or decrease as of the last day of 2014 of the NEO’s accumulated benefits under all pension plans (qualified and nonqualified). See the Nonqualified Deferred Compensation for 2014 Table below for more information regarding earnings under these arrangements.

(6)	See the All Other Compensation for 2014 Table below for additional information.
(7)	Mr. Johnson’s compensation is not shown for the year 2012 because he was not an NEO prior to 2013.
(8)	Mr. Michel’s compensation is not shown for the years 2013 and 2012 because he was not an NEO prior to 2014.

ALL OTHER COMPENSATION TABLE FOR 2014

Name	Year	Financial and Tax Planning ($)	Executive Medical Plan ($) (1)	Social Club & Misc. Fees ($) (2)	Corporate Contributions to Defined Contribution Plans ($) (3)	Tax Payments ($) (4)	Total ($)
Joshua L. Collins	2014	—	188	8,074	57,429	12,685	78,376
Calvin E. Jenness	2014	—	17,384	—	37,581	—	54,965
David A. Willmott	2014	—	7,436	7,317	50,955	11,496	77,204
Gerald D. Johnson	2014	—	6,883	—	30,362	—	37,245
Cyrille E. Michel	2014	—	1,570	—	28,900	325,975	356,445

(1)

The NEOs participate in an executive medical program that reimburses the executive’s out-of-pocket costs for various medical benefits, including the co-pays, deductibles and other amounts payable under the Corporation’s medical plan. The amount shown reflects the actual amounts reimbursed to the executive, plus an allocation of the fees paid by the Corporation for the administrative costs associated with the plan.

(2)	The Corporation pays or reimburses Messrs. Collins and Willmott for their assessments and dues for membership in certain country clubs.
(3)	Amounts shown reflect the Corporation’s matching contributions and “profit sharing plus” contributions to each of the qualified 401(k) plan and the nonqualified Supplemental Retirement Savings Plan.
(4)

The amounts for Messrs. Collins and Willmott represent reimbursements of federal and state income and employment taxes on the imputed income of the personal benefits. Mr. Michel’s amount represents reimbursements for tax equalization services and expenses associated with his expatriate assignment.

GRANTS OF PLAN-BASED AWARDS FOR 2014

The table below sets forth information regarding grants of plan-based awards made to each of the NEOs during 2014 (please see discussion above in “Equity Awards in 2015” regarding grants made during March, 2015):

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Equity Incentive Awards: Number of Securities Underlying SARs (#) (5)	Exercise or Base Price of Equity Incentive Awards ($/sh) (6)	Grant Date Fair Value of Stock and Stock Options ($) (7)
		Threshold ($) (3)	Target ($)	Maximum ($)
Joshua L. Collins	2/26/2014	—	565,000	1,412,500
	3/11/2014				20,438			254,249
	3/11/2014					102,238	12.44	593,287

Calvin E. Jenness	2/26/2014	—	192,500	481,250
	3/11/2014				6,963			86,620
	3/11/2014					34,833	12.44	202,136

David A. Willmott	2/26/2014	—	500,000	1,250,000
	3/11/2014				18,087			225,002
	3/11/2014					90,476	12.44	525,032

Gerald D. Johnson	2/26/2014	—	175,000	437,500
	3/11/2014				6,330			78,745
	3/11/2014					31,667	12.44	183,764

Cyrille E. Michel	2/26/2014	—	137,500	343,750
	3/11/2014				4,974			61,877
	3/11/2014					24,881	12.44	144,384

(1)	See discussion under “Long-Term Equity Incentive Compensation” above regarding the Corporation’s method for establishing the grant date.
(2)

Reflects the potential payment levels under the EMAIP, as approved by the Compensation Committee in February 2014. Threshold must be above 80% to receive a payout; the maximum payout is 250% of the target amount. The minimum payment is $0. Each NEO’s target bonus percentage under the EMAIP for 2014 is described above under “Short-Term Non-Equity Incentives: The Executive Management Annual Incentive Plan” in the Compensation Discussion and Analysis.

(3)	At threshold (80%), the performance factor is zero % and no payout occurs. Above threshold, payouts occur on a linear basis.
(4)

Reflects the RSUs granted on March 11, 2014. Each award vests in 12 quarterly installments on the first day of the calendar quarter beginning July 1, 2014, but the awards are not settled in shares until April 1, 2017.

(5)

Reflects the SARs granted on March 11, 2014. Each award vests in 12 quarterly installments on the first day of the calendar quarter beginning July 1, 2014, but the SARs are not exercisable until April 1, 2017.

(6)	The exercise price for options and SARs and the fair market value of equity incentive instruments have been established as the closing price for the Corporation’s stock on the NYSE on the grant date.
(7)

The grant date fair value of each restricted stock and RSU award equals the number of shares subject to the award, multiplied by the closing price of the Corporation’s stock on the grant date. The grant date fair value of each option and SAR award is determined pursuant to ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17, “Stock-Based Compensation,” to the Corporation’s audited consolidated financial statements for the year ended December 31, 2014, as included in the Corporation’s Annual Report on Form 10-K filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2014

A complete description of awards under the Corporation’s long-term equity incentive program is set out under the discussion of “Long-Term Equity Incentive Compensation” above. The table below sets forth the number of securities underlying outstanding plan awards for each NEO as of December 31, 2014 (please see discussion above in “Equity Awards in 2015” regarding equity incentive awards for 2015)

	Equity Incentive Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable (2)	Option/SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have not Vested ($) (4)
Joshua L. Collins	750,000	—	9.14	10/19/2019
	88,232	—	11.85	3/11/2020
	71,457	—	15.09	3/14/2021
	—	66,086	16.72	3/12/2022
	—	90,453	13.81	3/12/2023
	—	102,238	12.44	3/11/2024
					28,480	500,394

Calvin E. Jenness	40,000	—	16.76	2/21/2016
	30,705	—	11.85	3/11/2020
	26,082	—	15.09	3/14/2021
	—	24,121	16.72	3/12/2022
	—	30,018	13.81	3/12/2023
	—	34,833	12.44	3/11/2024
					9,676	170,007

David A. Willmott	100,000	—	9.52	12/14/2019
	30,440	—	11.85	3/11/2020
	57,166	—	15.09	3/14/2021
	—	52,869	16.72	3/12/2022
	—	80,047	13.81	3/12/2023
	—	90,476	12.44	3/11/2024
					16,621	292,031

Gerald D. Johnson	—	8,107	16.72	3/12/2022
	—	9,819	13.81	3/12/2023
	—	18,029	14.02	5/13/2023
	—	50,000	14.02	5/13/2023
	—	31,667	12.44	3/11/2024
					10,208	179,355

Cyrille E. Michel	10,000	—	16.76	2/21/2016
	—	18,174	16.72	3/12/2022
	—	22,013	13.81	3/12/2023
	—	24,881	12.44	3/11/2024
					7,002	123,025

(1)	All options and SARs with expiration dates on or prior to March 14, 2021 have fully vested and are exercisable.
(2)

The SARs with an expiration date of March 12, 2022 were granted on March 14, 2012 and vest in 12 quarterly installments on the first day of each calendar quarter beginning July 1, 2012, but are not exercisable until April 1, 2015. The SARs with an expiration date of March 12, 2023 were granted on March 12, 2013 and vest in 12 quarterly installments on the first day of each calendar quarter beginning July 2013, but are not exercisable until April 1, 2016. The SARs with an expiration date of March 11, 2024 were granted on March 11, 2014 and vest in 12 quarterly installments on the first day of each calendar quarter beginning July 1, 2014, but are not exercisable until April 1, 2017.
(3)

The 2012, 2013 and 2014 grants of RSUs to each NEO vest in 12 quarterly installments, but are not settled in shares until after the final vesting period. This column reflects the number of RSUs that have been granted but have not vested.

(4)	Reflects the value of the unvested RSUs based on the closing price of the Corporation’s common stock as of December 31, 2014 ($17.57), the last trading day of the year, as reported on the NYSE.

OPTION EXERCISED AND STOCK VESTED TABLE FOR 2014

The following Option Exercised and Stock Vested table provides additional information about the value realized by the NEOs upon exercise of stock options and SARs and upon vesting of RSUs during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Joshua L. Collins	—	—	14,029	146,832
Calvin E. Jenness	25,000	9,750	4,835	50,784
David A. Willmott	—	—	12,034	124,674
Gerald D. Johnson	—	—	2,272	16,817
Cyrille E. Michel	49,503	146,546	3,556	37,694

(1)

Represents the value of exercised options calculated by multiplying (i) the number of shares of the Corporation’s common stock to which the exercise related, by (ii) the difference between the per share closing price of the Corporation’s common stock on the NYSE on the date of exercise and the exercise price of the options.

(2)

Represents the number of RSUs that vested during 2014, but that are not payable in shares until 2015, 2016 or 2017. These shares are also shown in the Nonqualified Deferred Compensation for 2014 Table below.

(3)

The value realized on vesting represents the value (calculated based on the closing price of the Corporation’s common stock on the NYSE on the vesting date) of the RSUs that vested during 2014 but that were granted in previous years and will not be delivered to the NEO as shares until a later year. See also the “Executive Contributions” column of the Nonqualified Deferred Compensation for 2014 Table below.

PENSION BENEFITS TABLE FOR 2014

The table below provides information with respect to the benefits payable to Named Executive Officers under the Corporation’s tax-qualified defined benefit plan, the Blount Retirement Plan (the “Retirement Plan”), and supplemental non-qualified retirement plan, the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan (the “SERP”) upon, following or in connection with retirement. As part of a redesign of its retirement program for United States-based employees, the Retirement Plan and the SERP were “frozen” as of December 31, 2006, with no future accrual of benefits for participants after that date but with all benefits earned up to that time being fully preserved. At the same time, the Corporation announced that it would make additional contributions to the defined contribution Blount 401(k) Retirement Profit Sharing Plus Plan after December 31, 2006 based on periods of service, as discussed below under “Blount 401(k) Retirement Profit Sharing Plus Plan and Blount Supplemental Retirement Savings Plan.” As applicable to the Named Executive Officers, the plans provided benefits based primarily on a formula that took into account the participant’s earnings and total years of service. Mr. Jenness is eligible for early retirement under the plans, which means he would be entitled to commence his benefits upon termination from employment prior to age 65, subject to an actuarial reduction for early commencement.

Values in the table below reflect the actuarial present value of each Named Executive Officer’s accumulated benefit under the plans, computed as of December 31, 2014, that are payable to each Named Executive Officer at the earliest unreduced retirement age (age 65 or current age for executives over the age of 65), including the number of years of service credited to each such NEO. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of the Corporation’s financial statements. See Note 12, “Other Post-Employment Benefit Plans,” to the Corporation’s audited consolidated financial statements for the year ended December 31, 2014, as included in the Corporation’s Annual Report on Form 10-K filed with the SEC.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joshua L. Collins (1)	Retirement Plan	—	—	—
	SERP	—	—	—

Calvin E. Jenness	Retirement Plan	14	189,975	—
	SERP	14	36,130	—

David A. Willmott (1)	Retirement Plan	—	—	—
	SERP	—	—	—

Gerald D. Johnson (1)	Retirement Plan	—	—	—
	SERP	—	—	—

Cyrille E. Michel	Retirement Plan	31	538,417	—
	SERP	—	—	—

(1)	Because of their dates of hire, Messrs. Collins, Willmott and Johnson are not eligible to participate in either plan.

BLOUNT 401(k) RETIREMENT PROFIT SHARING PLUS PLAN AND BLOUNT SUPPLEMENTAL RETIREMENT SAVINGS PLAN

The Corporation offers a qualified 401(k) plan, the Blount 401(k) Retirement Profit Sharing Plus Plan (the “401(k) Plan”) and a nonqualified 401(k) excess plan, the Blount Supplemental Retirement Savings Plan (the “SRSP”), to provide tax-advantaged savings vehicles. Under the 401(k) Plan and the SRSP, the Corporation makes matching contributions. For the fiscal year starting January 1, 2007, the Corporation also began to make discretionary “profit sharing plus” contributions to the 401(k) Plan and the SRSP of 3% to 5% of an employee’s annual salary, depending upon the employee’s years of service. The 401(k) Plan and the SRSP enhance the range of benefits the Corporation offers to executives and the Corporation’s ability to attract and retain high-caliber employees.

Under the terms of the 401(k) Plan, employees may defer from 1% to 25% of their eligible pay, and the Corporation matches the first 3% on a dollar-for-dollar basis, and 50% of the next 3%, for a total match of 4.5% of eligible pay for each participant who defers 6% or more of his or her eligible pay. The match is deposited into the 401(k) Plan and all matching contributions are immediately vested and immediately eligible for investment by participants. (Thus, the total maximum employer contributions potentially available under the current plans are a 4.5% match on employee contributions, and up to 5% in “profit sharing plus” contributions, for a total contribution of 9.5% of eligible pay.)

The Corporation maintains the nonqualified SRSP to provide benefits that would have otherwise been provided under the 401(k) Plan to certain participants but for the imposition of certain maximum tax law limits imposed on qualified plan benefits. Members of senior management who reach the maximum limits in the 401(k) Plan are generally eligible for matching and “profit sharing plus” contributions under the SRSP. Because the SRSP is unfunded, the Corporation’s contributions are a general unsecured liability of the Corporation. Participants’ investment choices in the SRSP mirror the investment options available in the 401(k) Plan.

Accounts in the SRSP are credited with notional earnings based on the market rate of return of the available investment alternatives offered under it. A participant may elect among the investment alternatives in increments of 1% of his or her account. A participant may make daily changes in his or her investment election for future contributions and may make daily transfers of balances among the available investment alternatives. In 2014, the hypothetical investment alternatives and their respective notional annual rates of return in the SRSP were as follows:

Fund (1)	Annual Return as of 12/31/2014
Davis New York Venture Fund – Y	6.79%
Spartan 500 Index Fund – Inst	16.65%
Fidelity Growth Company Fund	14.44%
Fidelity Mid-Cap Stock	7.11%
Hotchkis and Wiley Mid-Cap Value 1	12.18%
Vanguard Mid-Cap Index Fund Signal	13.76%
JP Morgan US Sm Co Fund	8.66%
Dodge & Cox International Stock Fund	0.08%
TRP Equity Inc. Fund	7.49%
Fidelity Diversified International Fund	(3.20)%
Fidelity Balanced Fund	10.37%
Fidelity Freedom 2005	4.50%
Fidelity Freedom 2010	4.84%
Fidelity Freedom 2015	5.17%
Fidelity Freedom 2020	5.34%
Fidelity Freedom 2025	5.63%
Fidelity Freedom 2030	5.67%
Fidelity Freedom 2035	5.75%
Fidelity Freedom 2040	5.71%
Fidelity Freedom 2045	5.79%
Fidelity Freedom 2050	5.78%
Fidelity Freedom 2055	5.00%
Fidelity Freedom Income	3.86%
Fidelity Managed Income Portfolio II	1.16%
Spartan US Bond Index Fund	5.93%
Western Asset Core Plus Bond Fund	7.75%
Blount Stock Fund	21.42%

(1)	Certain additional investment alternatives were available but not actually chosen by any participant in the SRSP.

NONQUALIFIED DEFERRED COMPENSATION FOR 2014

The table below sets forth, for each of the NEOs, information regarding his participation in the SRSP. All account balances under the SRSP reflect amounts credited by the Corporation. No NEO may elect to defer any amount of salary or other compensation to the SRSP. The table below also sets forth, for each of the NEOs, information regarding RSUs granted under the Blount International, Inc. 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”), which vested during or prior to 2014, but which will not be settled in shares until a later calendar year.

Name	Plan	Executive Contributions ($) (1)	Corporation Contributions ($) (2)	Aggregate Earnings or (Losses) ($) (3)(4)	Aggregate Withdrawals/ Distributions ($) (5)	Aggregate Balance at Year-End ($) (6)
Joshua L. Collins	SRSP	—	41,515	12,713	—	250,510
	RSUs	146,832	—	14,962	162,654	538,643

Calvin E. Jenness	SRSP	—	15,780	12,977	—	302,818
	RSUs	50,784	—	4,612	59,363	183,510

David A. Willmott	SRSP	—	31,467	7,993	—	158,713
	RSUs	124,674	—	14,266	130,115	476,683

Gerald D. Johnson	SRSP	—	12,547	981	—	16,353
	RSUs	16,817	—	7,971	—	148,291

Cyrille E. Michel	SRSP	—	6,991	12,120	—	194,302
	RSUs	37,694	—	3,262	44,724	131,090

(1)

The amounts shown as “Executive Contributions” for the RSUs reflect the value (calculated based on the closing price of the Corporation’s common stock on the vesting date) of the awards that vested during 2014 under RSUs granted in one or more equity incentive grant years, but that are deferred and not deliverable to the participant as shares until a future date. The grant date fair value of the RSUs was included in the Summary Compensation Table, if applicable, in the year of grant.

(2)	All of the amounts in the “Corporation Contributions” column for the SRSP are also included in the “All Other Compensation” column of the Summary Compensation Table above.
(3)

Accounts in the SRSP are adjusted for investment gains and losses based on the performance of certain hypothetical investment choices selected by the participant. The available hypothetical investment funds selected by participants and their respective annual returns in 2014 are detailed above. Because the earnings reflected in this column do not include above-market or preferential earnings, such amounts are not included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(4)

Earnings or Losses shown for the RSUs reflect the aggregated increase or decrease in the RSUs’ value: (i) at vesting versus year-end for RSUs vesting in 2014 but not transferred in 2014; (ii) at year-end 2013 versus year-end 2014 for RSUs vesting prior to 2014 that were not transferred in 2014; and (iii) at year-end 2013 versus the closing price on the date of transfer in 2014 for RSUs vesting prior to 2014 and transferred in 2014.

(5)	Reflects the value at the transfer date of shares reflecting RSUs that vested in previous years and were distributed in 2014.
(6)	Reflects the value of vested and not delivered RSUs at year-end 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment, including by disability, death or a constructive (“good reason”) termination of an NEO, or upon a change in control of the Corporation. No additional payments are due to an NEO in connection with a voluntary resignation. In accordance with SEC regulations, the information provided below does not include amounts to be provided to an NEO under any arrangement that does not discriminate in scope, terms or operation in favor of Executive Officers and that is available generally to all salaried employees. Also, the table below generally does not repeat information disclosed above under the Pension Benefits Table for 2014, the Nonqualified Deferred Compensation for 2014 Table or the Outstanding Equity Awards at Fiscal Year-End for 2014 Table, except to the extent that the amount payable to the NEO would be enhanced by the termination event. For the purpose of the quantitative disclosure in the table below, and in accordance with SEC regulations, the executive is assumed to have terminated employment on December 31, 2014, the last day of 2014, and the price per share of the Corporation’s common stock used for purposes of these calculations is the closing market price on the NYSE as of December  31, 2014, the last business day of 2014, $17.57 per share.

PAYMENTS UNDER EMPLOYMENT AGREEMENTS

As discussed further under “Employment Agreements” below, the Corporation has entered into an Employment Agreement (each, an “Agreement” and collectively, the “Agreements”) with each of the NEOs. Under the terms of his Agreement, an NEO will be entitled to certain severance payments and other benefits if the Corporation terminates his employment without “cause” (as defined in the Agreement) or if the executive terminates his employment for “good reason” (as defined in the Agreement). The Agreement does not provide any severance payments or other benefits to the executive if the Corporation terminates the executive’s employment for cause, if the executive resigns voluntarily or if the executive’s employment is terminated due to death or disability.

If an NEO’s employment is terminated by the Corporation without cause or the NEO terminates his employment for good reason, the Agreement provides that the Corporation will pay the executive certain severance payments. Mr. Collins receives three years’ base salary and a bonus payment equal to three times the “average bonus” paid to him the previous two years bonuses were paid. Mr. Willmott receives two years’ base salary and a bonus payment equal to two times the “average bonus” paid to him the previous two years bonuses were paid. Mr. Jenness receives a years’ base salary and a bonus payment equal to the “average bonus” paid to him the previous two years bonuses were paid (the base salary and bonus payment doubles if the termination occurs within 12 months after a change in control). Mr. Johnson receives one years’ base salary. Mr. Michel receives a years’ base salary and a bonus payment equal to the “average bonus” paid to him the previous two years bonuses were paid. All of the NEOs except Mr. Johnson, pursuant to their contracts, receive a prorated annual bonus for the year of termination. In the table below, because each NEO is assumed to have terminated employment effective December 31, 2014, the prorated annual bonus for the year of termination is calculated as 100% of the executive’s “target bonus” shown in the Grants of Plan-Based Awards for 2014 Table. The severance payments (other than the prorated bonus) may be paid in a lump sum shortly after termination of employment and discounted to equal the present value of the stream of payments that would have been made over the applicable severance period. Each of the Agreements provides that the severance period will be the lesser of the period indicated above or the period beginning on the employment termination date and ending on the date the NEO attains age 65.

In addition to severance, the Agreements provide that retirement, health and group life insurance benefits, if applicable, continue during the applicable twelve, twenty-four or thirty-six month severance period. The Agreements with Messrs. Collins and Willmott also provide that the Corporation will provide the NEO with office space, an administrative assistant and related expenses for twelve months.

PAYMENTS UPON A CHANGE IN CONTROL

The Corporation does not have separate change in control agreements with the Named Executive Officers. Some of the Corporation’s compensation plans and arrangements do, however, provide benefits upon a change in control. A change in control is defined in Messrs. Collins, Willmott, Jenness and Michel’s employment agreements as: (i) the acquisition by any person of securities of the Corporation representing more than 50% of the combined voting power of the Corporation; (ii) during any two consecutive years, individuals who at the beginning of such period constitute the Board, cease to constitute a majority thereof (unless vote of new director was approved by a vote of a majority of the directors then in office who were in office at the beginning of the two year period); (iii) consummation of a merger, consolidation or other business combination with any other person except where the common stock of the Corporation would represent more than 50% of the common stock of the surviving entity; or (iv) a sale of more than 50% of the assets of the Corporation.

Pursuant to the agreements associated with the currently outstanding RSUs and SARs, all RSUs and SARs held by the NEOs will vest and be payable upon a change in control, regardless of whether the NEO terminates employment in connection with the change in control.

Under the Corporation’s EMAIP, if a change in control occurs, each NEO would be entitled to a bonus award for the year in which the change in control occurs equal to the NEO’s target bonus payable under the plan, prorated based on the number of days in the year that had elapsed as of the date of the change in control. In 2014, this amount was the target amount shown on the Grants of Plan-Based Awards for 2014 Table as the estimated possible payout under a non-equity incentive plan.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

	Termination by Corporation Without Cause or By NEO with Good Reason ($)	Termination by Corporation Without Cause or By NEO with Good Reason following a Change in Control ($)	Voluntary Resignation, Retirement, Death or Disability ($)
Joshua L. Collins
Severance payments (1)	3,448,930	3,448,930	—
Continued welfare benefits (2)	120,695	120,695	—
Continued participation in retirement plans or payments in lieu thereof (3)	172,287	172,287	—
Perquisites and other personal benefits (4)	91,600	91,600	—
Market value of equity awards vesting on termination (5)	—	1,116,875	—

Total	3,833,512	4,950,387	—

Calvin E. Jenness
Severance payments (1)	715,633	1,238,899	—
Continued welfare benefits (2)	56,965	113,929	—
Continued participation in retirement plans or payments in lieu thereof (3)	37,581	75,162	—
Perquisites and other personal benefits	—	—	—
Market value of equity awards vesting on termination (5)	—	378,772	—

Total	810,179	1,806,762	—

David A. Willmott
Severance payments (1)	2,162,336	2,162,336	—
Continued welfare benefits (2)	94,959	94,959	—
Continued participation in retirement plans or payments in lieu thereof (3)	101,910	101,910	—
Perquisites and other personal benefits (4)	91,600	91,600	—
Market value of equity awards vesting on termination (5)	—	984,247	—

Total	2,450,805	3,435,052	—

Gerald D. Johnson	—	—
Severance payments (1)	523,837	523,837	—
Continued welfare benefits (2)	33,714	33,714	—
Continued participation in retirement plans or payments in lieu thereof (3)	30,362	30,362	—
Perquisites and other personal benefits	—	—	—
Market value of equity awards vesting on termination (5)	—	497,760	—

Total	587,913	1,085,673	—

Cyrille E. Michel
Severance payments (1)	474,299	474,299	—
Continued welfare benefits (2)	40,842	40,842	—
Continued participation in retirement plans or payments in lieu thereof (3)	28,900	28,900	—
Perquisites and other personal benefits	—	—	—
Market value of equity awards vesting on termination (5)	—	273,348	—

Total	544,041	817,389	—

(1)

Severance payments are payable upon a termination of the NEO by the Corporation without cause or by the NEO for good reason. These severance payments are described in more detail under “Payments under Employment Agreements” above.

(2)

The amount shown reflects the cost to the Corporation of the NEO’s continued participation for the severance periods described above in the Corporation’s dental, medical, executive medical and group life insurance plans (including a tax gross-up on the medical and dental costs).

(3)

The amounts shown reflect payment of amounts equivalent to the cost of the Corporation’s matching contributions and “profit sharing plus” feature contributions to the 401(k) Plan and the SRSP for the applicable severance period.

(4)	The amount shown reflects the estimated value of office space, administrative assistance and related expenses for twelve (12) months for Mr. Collins and for Mr. Willmott.
(5)

The amounts shown reflect the market value of the equity awards that would vest upon the occurrence of a change in control. For RSUs, it is the number of RSUs that would vest multiplied by the closing market price on price on December 31, 2014 of $17.57 per share. For stock options and SARs, this value is calculated as the difference between the exercise price of the options/SARs and the closing market price on December 31, 2014 of $17.57 per share, multiplied by the number of shares subject to the option/SAR that vest upon the applicable change in control.

EMPLOYMENT AGREEMENTS

The Corporation has entered into Agreements with all of the NEOs. The terms of the Agreements provide that each executive will be paid a base salary, be eligible to participate in the Corporation’s incentive plans with target bonuses generally at least equal to 50% of base salary, be eligible to participate in the Corporation’s equity incentive programs and in all other benefit plans, arrangements and perquisites generally available to Executive Officers.

The duration of the Agreements is a rolling two-year term for Messrs. Collins, Jenness, Michel and Willmott, each of which is automatically extended one day for each day employed until such time as either party gives notice to cease the automatic extension and, in such event, the Agreement then continues for its remaining term. Mr. Johnson’s Agreement is for an initial one-year term and then renews for successive one-year terms, unless 90 days written termination notice is issued prior to expiration of the term. Each Agreement has a clause that prohibits the NEO, for one to two years following the termination of employment, from competing directly or indirectly with the Corporation or disclosing proprietary or confidential information.

The Agreements also contain provisions for severance payments and benefits if the Corporation terminates an executive’s employment for reasons other than death, disability or “cause” (as defined in the Agreements), or, if the executive terminates his employment for “good reason” (as defined in the Agreements). The severance provisions applicable to the NEOs are described above under “Payments Under Employment Agreements.”

Mr. Collins’ Agreement became effective October 19, 2009. His base salary was increased to $675,000 for 2015. His EMAIP target bonus was 100% of base salary for 2014. Mr. Collins was reimbursed for membership dues and any assessments at a country club of his choice in the Portland area in 2014, and similar reimbursements are expected to continue in 2015. He may also be provided with an annual physical examination and a financial and tax consultant for personal financial and tax planning.

Mr. Jenness’ Agreement was amended December 30, 2010. His base salary was increased to $390,000 in February 2015. His EMAIP target bonus was 50% of base salary for 2014. Mr. Jenness may also be provided with an annual physical examination and a financial and tax consultant for personal financial and tax planning.

Mr. Willmott’s Agreement became effective March 10, 2011. His base salary was increased to $600,000 for 2015. His EMAIP target bonus was 100% of base salary for 2014. Mr. Willmott was reimbursed for membership dues and any assessments at a country club of his choice in the Portland area in 2014, and similar reimbursements are expected to continue in 2015. He may also be provided with an annual physical examination and a financial and tax consultant for personal financial and tax planning.

Mr. Johnson’s Agreement was entered into on May 13, 2013. His base salary was increased to $355,000 in February 2015. His EMAIP target bonus was 50% of base salary for 2014. Mr. Johnson may be provided with an annual physical examination.

Mr. Michel retired from the Corporation effective January 31, 2015. His Agreement was amended December 30, 2010 and again on April 1, 2011 with regards to his expatriate assignment. His base salary for 2014 was $275,000. His EMAIP target bonus was 50% of base salary for 2014.

All of the Agreements are intended to comply with the requirements of Section 409A of the Code, and, among other things, provide, under certain circumstances, for a six-month delay in payments to the executive upon termination of employment, as required by Section 409A.

CLIMATE CHANGE AND ITS POTENTIAL IMPACT

For a discussion of the potential effect of climate change and regulations relating thereto on the Corporation’s business, see the discussion at page 7 of the Corporation’s Annual Report on Form 10-K filed with the SEC, which is incorporated by reference herein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules thereunder require that the Corporation’s Directors, Executive Officers and persons who beneficially own more than 10% of any class of equity securities of the Corporation file reports of ownership and changes in ownership with the SEC and NYSE and furnish the Corporation with copies.

Based on the review of copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to its Directors, Executive Officers and greater than 10% beneficial owners were complied with during 2014.

SECTION 303A.12 CERTIFICATIONS TO THE NYSE

On June 30, 2014, Mr. Joshua L. Collins, Chief Executive Officer, signed and submitted to the NYSE the CEO Certification required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual (“Manual”). On June 25, 2014, Mr. Chad E. Paulson, Vice President, General Counsel and Secretary of the Corporation signed and submitted to the NYSE the Annual Written Affirmation, including Exhibit G, required by Section 303A.12(c) of the Manual.

These documents relate to corporate governance, and are separate and distinct from the four certifications to the SEC, two each by the Chairman and Chief Executive Officer and by the Senior Vice President and Chief Financial Officer, that relate to financial accounting, reporting and control, two of which are contained in, and two of which constitute exhibits to, the Corporation’s Annual Report on Form 10-K filed with the SEC.

SECTION 303A.14 – WEBSITE AVAILABILITY OF CERTAIN DOCUMENTS

The Corporation has posted the following documents at its website, www.blount.com:

1.	Nominating & Corporate Governance Committee Charter (revised 2013);

2.	Compensation Committee Charter (revised 2013);

3.	Audit Committee Charter (revised 2013);

4.	Corporate Code of Ethics for CEO, CFO and Financial Reporting and Control Personnel;

5.	Audit and Non-Audit Services Pre-Approval Policy of the Audit Committee;

6.	Code of Conduct (revised 2014); and

7.	Corporate Governance Guidelines (revised 2013).

These can be accessed by clicking on the “Investor Relations” section of the above website, and then on the “Corporate Governance” subsection.

These documents are also available in hard copy by sending a written request to the attention of the Secretary, Blount International, Inc., 4909 SE International Way, Portland, OR 97222.

CERTAIN TRANSACTIONS AND OTHER MATTERS

Policy on Related Person Transactions

All relationships and transactions involving the Corporation and a Director, Director Nominee, Executive Officer or 5% stockholder or any of their respective immediate family members are reviewed annually by the Corporation’s Office of the Secretary, which makes a duly diligent inquiry. In addition, historically, many such relationships have been the subject of arm’s length contractual arrangements negotiated by the Corporation’s management and legal staff and approved or ratified by the Board. To the extent any such relationship or transaction arises and is deemed to be potentially material by the Corporation’s legal staff, where any of the Corporation’s Directors, Director Nominees, Executive Officers or 5% stockholders or their immediate family members had, has or will have a direct or indirect material interest and the amount involved exceeds $120,000, it is reviewed by the Audit Committee or Nominating & Corporate Governance Committee, depending upon the subject matter and nature of the relationship, and then presented to the full Board whenever the relevant Committee so recommends. At each level, if the matter involves a Member of the relevant Committee or Board, that Member does not participate in the deliberations or vote, but his or her presence may be counted in determining whether there is a quorum for the particular meeting. This would be the case, for example, with respect to a meeting of the Board to authorize a transaction, to approve a contract or to ratify a payment between the Corporation and a related party. Any Director affiliated with such party would participate neither in the discussion nor in the vote. There were no such relationships or payments during or applicable to fiscal year 2014.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Approved by Stockholders:

2014 Equity Incentive Plan, see description under “Long-Term Equity Incentive Compensation” above.

Equity Compensation Plan Not Approved by Stockholders:

Non-Employee Director Deferred Stock Unit Plan, see description under “Compensation of Directors” above.

Summary Table

The following table sets forth certain information as of December 31, 2014 with respect to compensation plans under which shares of the Corporation’s common stock may be issued.

Plan Category	No. Shares to be Issued upon Exercise of Outstanding Awards (1)		Weighted Average Per Share Exercise Price of Outstanding Options and SARs (2)		No. Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares in Column 1) (3)
Equity compensation plan approved by stockholders:
2014 Equity Incentive Plan	4,252,574		$13.03		5,348,256
Equity compensation plan not approved by stockholders:
Non-Employee Director Deferred Stock Unit Plan	92,712	(4)	N/A	(5)	N/A	(6)

(1)

Represents shares of common stock issuable upon exercise of outstanding options, SARs, stock-settled SARs, restricted shares and RSUs granted under the 1999 Stock Incentive Plan, 2000 Stock Incentive Plan and 2006 Equity Incentive Plan. The stockholders approved the 2014 Equity Plan on June 20, 2014, and shares remaining available for grant under the 2006 Equity Incentive Plan were transferred to the total shares available under the 2014 Equity Plan.

(2)	Does not apply to shares of restricted stock or restricted stock units, which do not have an “exercise price.”
(3)	Includes shares of common stock available for future grants under the 2014 Equity Plan.
(4)

Represents the number of shares credited to the accounts of participating Directors who elected to receive some or all of their respective quarterly stipends, chairman fees or meeting participation fees in stock in lieu of cash. See discussion under “Compensation of Directors” above.

(5)

The awards under the Director Deferred Plan do not have an “exercise price,” and therefore, are not taken into account in terms of “weighted average exercise price.” The number of shares is credited to the individual account maintained in the name of each of the participating Directors.

(6)

There is no limit under the Director Deferred Plan that corresponds to shares remaining available for future issuance under equity compensation plans utilizing other equity awards. The shares credited to accounts maintained in the names of the participating Directors will come from the Corporation’s treasury stock or will be purchased on the open market.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act, the Corporation is asking its stockholders to vote, on an advisory basis, on the compensation of its NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Corporation’s stockholders the opportunity to express their views on the compensation of the Corporation’s NEOs. At the 2011 Annual Meeting of Stockholders, the stockholders of the Corporation approved, on an advisory basis, a yearly advisory vote on executive compensation. As such, the Corporation has decided to hold a say-on-pay vote at each annual meeting.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Corporation’s long-term success. Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about the Corporation’s executive compensation programs, including information about the fiscal year 2014 compensation of the NEOs.

The Corporation is asking the stockholders to indicate their support for the compensation of the Corporation’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory, non-binding basis, the compensation of the Corporation’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, and the related compensation tables, notes, and narrative in the Proxy Statement relating to the Corporation’s 2015 Annual Meeting of Stockholders.”

Advisory approval of the compensation of the Named Executive Officers requires the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the Meeting and voting thereon. Even though this say-on-pay vote is advisory and therefore will not be binding on the Corporation, the Compensation Committee and the Board value the opinions of the Corporation’s stockholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT, USING THE ENCLOSED PROXY CARD.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG to serve as the Corporation’s independent registered public accounting firm for the calendar year ending December 31, 2015. Although stockholder ratification is not required, the Board has determined that it would be desirable to request an expression from the stockholders as to whether or not they concur with this appointment.

The Corporation has been advised by KPMG that it does not have any direct financial interest or any material indirect financial interest in the Corporation or any of its subsidiaries, and it does not have any connection with the Corporation or its subsidiaries in a capacity of promoter, underwriter, voting trustee, Director, Officer or employee.

As previously disclosed, in February 2014, the Corporation, at the request of the Audit Committee, issued a Request for Proposal for audit services to several independent registered public accounting firms, including the Corporation’s prior independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”). On March 5, 2014, PwC notified the Corporation that it would not stand for re-election. PwC’s report on the Corporation’s financial statements for the year ended December 31, 2013 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2013 and 2012, and during the subsequent interim period, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Corporation and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

In the Corporation’s amended Annual Report on Form 10-K/A for the year ended December 31, 2012 and its amended Annual Report on Form 10-K/A for the year ended December 31, 2013, the Corporation identified the existence of material weaknesses that caused it and PwC to conclude the Corporation’s internal controls over financial reporting were not effective as of December 31, 2012 and 2013, respectively. The material weaknesses related to: (1) the accounting for goodwill, (2) the accounting for intangible assets other than goodwill, (3) information technology general controls and controls that were dependent on the effective operation of information technology at the Woods/TISCO subsidiary (and, for the year ended December 31, 2013, the PBL and KOX subsidiaries), and (4) restricted access and segregation of duties within the SAP system. The Audit Committee discussed such material weaknesses with PwC and the Corporation authorized PwC to share its work-papers with KPMG. Other than as set forth above, there were no “reportable events” under Item 304(a)(1)(v) of Regulation S-K that occurred or were identified during the years ended December 31, 2013 or 2012 or during the subsequent interim period.

On April 11, 2014, the Audit Committee appointed KPMG as the Corporation’s independent registered public accounting firm for the year ending December 31, 2014. During the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period, neither the Corporation nor anyone acting on its behalf consulted KPMG regarding any of the matters set forth in Item 304(a)(2) of Regulation S-K. KPMG’s report on the Corporation’s financial statements for the year ended December 31, 2014 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, the Corporation identified the existence of material weaknesses that caused it and KPMG to conclude the Corporation’s internal controls over financial reporting were not effective as of December 31, 2014. These material weaknesses related to the Corporation’s failure to design and maintain effective (1) information technology general controls within its enterprise resource planning system and (2) controls pertaining to the control environment, monitoring activities, risk assessment, information and communication, and control activities components of Internal Control – Integrated Framework (1992) (each of which constituted a material weakness in the Corporation’s internal control over financial reporting).

KPMG and PwC, the Corporation’s former auditor, propose to bill or have billed the Corporation the following amounts for professional services during 2014, 2013 and 2012, all of which either KPMG (for 2014) or PwC (for 2013 and 2012) has advised were provided at customary rates and terms:

	2014 (2)	2013	2012
Audit Fees:	2,295,000	$6,110,812	$1,416,218
Audit Related Fees:	7,945	$8,144	$8,499
Tax Fees:	4,966	$36,501	$101,151
Subtotal:	2,307,911	$6,155,457	$1,525,868

All Other Fees and Expenses (1):	130,000	—	$90,181

TOTAL	2,437,911	$6,155,457	$1,616,049

(1)	All Other Fees and Expenses for the years ended December 31, 2014 and December 31, 2012 represent advisory services related to a factory site selection in Europe.
(2)

Reflects the fees for the calendar year ended December 31, 2014 audit, but does not include PwC’s fees of $48,475 for consents related to the Corporation’s filings of its 2014 Form S-8 and its 2014 Annual Report on Form 10-K.

Audit Fees for the years ended December 31, 2014, 2013 and 2012, respectively, were for professional services rendered for the audits of the consolidated financial statements on the effectiveness of internal controls over financial reporting of the Corporation, as well as for statutory audits of certain foreign subsidiaries. Fees also include out-of-pocket and other expenses.

Audit Related Fees for the years ended December 31, 2014, 2013 and 2012 were for assurance and related services, including services provided with respect to determining the accounting treatment for certain transactions under the Corporation’s stock repurchase program, a subscription to technical accounting research services, registration fees paid to attend a technical accounting and financial reporting update seminar, and services provided to the Corporation for the acquisition of Woods/TISCO and PBL.

Tax Fees for the years ended December 31, 2014, 2013 and 2012, respectively, were for services related to tax compliance, including preparation and review of tax returns and claims for refund, and tax planning.

The Audit Committee of the Board, pursuant to its pre-approval policies and procedures for audit and non-audit services, approved in advance all non-audit services rendered by each of KPMG and PwC during 2014, 2013 and 2012, and concluded that such services did not affect the independence of the auditors. Please also refer to the Audit Committee Report above.

Representatives of KPMG (in person or by telephonic conference) and of the Audit Committee of the Board (in person or by telephonic conference) will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CORPORATION FOR THE 2015 CALENDAR YEAR, USING THE ENCLOSED PROXY CARD. IF THE STOCKHOLDERS DO NOT RATIFY THE APPOINTMENT OF KPMG BY A MAJORITY OF VOTES CAST, THE BOARD WILL RECONSIDER THE APPOINTMENT.

STOCKHOLDERS’ AND OTHER INTERESTED PARTIES’ COMMUNICATIONS WITH BOARD OF DIRECTORS

Stockholders and other interested parties interested in communicating information or inquiries to the Board, its Committees or any specific Director should do so by submitting a written communication to:

Board of Directors

Blount International, Inc.

4909 SE International Way

Portland, Oregon 97222

To the Attention of: General Counsel

The General Counsel will open and read the written submission only to confirm that it relates to the business of the Corporation, and, if so, will send the communication in its entirety to the Chairman of the Board (or to the addressee specified, if any) without comment. Any such communication should include the stockholder’s or other party’s name, address, other contact information and, if applicable, number of shares of the Corporation’s common stock owned.

STOCKHOLDERS’ PROPOSALS FOR 2016 ANNUAL MEETING

Stockholders may present proposals that are proper subjects for inclusion in the Proxy Statement and for consideration at the Annual Meeting of Stockholders in 2016. In order to be considered, proposals must be submitted on a timely basis. Stockholder proposals intended for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporation no later than December 23, 2015. Stockholder proposals for consideration at the Annual Meeting of Stockholders in 2016 that are made outside of Rule 14a-8 (or any other proxy access rule providing a notice period) under the Exchange Act must comply with the requirements of Article II, Section 7 of the Corporation’s By-laws, as amended, and must be received no earlier than January 22, 2016 and no later than February 21, 2016. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation. Stockholder proposals may be subject to additional notice requirements under any proxy access rules adopted by the SEC subsequent to the date of this Proxy Statement.

GENERAL INFORMATION

The expenses of soliciting proxies will be paid by the Corporation. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting materials to beneficial owners of the Corporation’s common stock, and the Corporation will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

By Order of the Board of Directors,

Chad E. Paulson Vice President, General Counsel and Secretary

Portland, Oregon

April 21, 2015

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two other voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Central Time, on May 21, 2015.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/BLT • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Robert E. Beasley, Jr.	☐	☐	02 - Ronald Cami			☐	☐	03 - Andrew C. Clarke	☐	☐

	04 - Joshua L. Collins	☐	☐	05 - Nelda J. Connors			☐	☐	06 - E. Daniel James	☐	☐

	07 - Harold E. Layman	☐	☐	08 - Daniel J. Obringer			☐	☐	09 - David A. Willmott	☐	☐

				For	Against	Abstain				For	Against	Abstain
2.	To pass as an advisory vote a resolution approving certain executive compensation.			☐	☐	☐		3. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Corporation for the year ending December 31, 2015		☐	☐	☐
4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Corporation that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Blount International, Inc.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Blount International, Inc.

4909 SE International Way

Portland, Oregon 97222

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders on May 21, 2015

The undersigned, revoking previous proxies, if any, relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 21, 2015 in connection with the Annual Meeting of Stockholders to be held at 10:00 A.M., E.D.T., on Thursday, May 21, 2015, in Concourse B at New York Hilton Midtown, 1335 Avenue of the Americas, New York, NY 10019, and hereby appoints HOLLY TAFT and CHAD E. PAULSON, or either one of them acting in the absence of the other, the proxies of the undersigned, with power of substitution to each, to represent and vote, as designated on the reverse side, all shares of Common Stock of Blount International, Inc. registered in the name provided herein as of April 6, 2015 that the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders, and at any adjournment thereof, with all powers the undersigned would have if personally present, including without limitation the right to transact such other business as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.